EXHIBIT 4.11

CREDIT AGREEMENT

dated as of

October 19, 2009

among

MEADWESTVACO CORPORATION

and the other entities party hereto from time to time,

as Borrowers,

the banks and financial institutions from time to time party hereto,

as Lenders,

CITIBANK, N.A., as Administrative Agent,

BANK OF AMERICA, N.A., as Syndication Agent,

and

BARCLAYS BANK PLC, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and UBS LOAN FINANCE LLC, as Documentation Agents

CITIGROUP GLOBAL MARKETS INC. and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers and Joint Book Runners

i

Exhibit A - Form of Assignment and Acceptance

Exhibit B - Form of Commitment Increase Supplement

Exhibit C - Money Market Quote Request

Exhibit D - Invitation for Money Market Quotes

Exhibit E - Money Market Quote

Exhibit F - Form of Designation Letter

Exhibit G - Form of Termination Letter

Schedule 1 - Administrative Agent Address

CREDIT AGREEMENT, dated as of October 19, 2009, among MEADWESTVACO CORPORATION, each Wholly-Owned Subsidiary of the Borrower which hereafter becomes a Co-Borrower pursuant to the terms hereof, the banks and financial institutions from time to time party hereto as Lenders, CITIBANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent, and BARCLAYS BANK PLC, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and UBS LOAN FINANCE LLC, as Documentation Agents.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.

“Activities” has the meaning set forth in Section 7.2(b).

“Administrative Agent” means Citibank, N.A. in its capacity as Administrative Agent hereunder, and its successors in such capacity.

“Administrative Agent’s Office” shall mean the office address, facsimile number, electronic mail address, telephone number and account information set forth on Schedule 1 with respect to the Administrative Agent or such other address, facsimile number, electronic mail address, telephone number or account information as shall be designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meaning, the term “controlled”), as applied to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through the ownership of voting securities or otherwise.

“Agent” means the Administrative Agent, the Syndication Agent or the Documentation Agents, as the context may require.

“Agent’s Group” has the meaning set forth in Section 7.2(b).

“Agreement Currency” means Dollars or an Alternate Currency.

“Alternate Currency” means Euros or Pounds Sterling.

“Alternate Currency Funding Office” has the meaning set forth in Section 2.4(b).

“Alternate Currency Loan” means a Committed Alternate Currency Loan or a Money Market Alternate Currency Loan.

“Applicable Percentage” means (i) with respect to Committed Euro-Dollar Borrowings, Committed Alternate Currency Borrowings and the facility fee referred to in Section 2.8(b)(i), at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below for such Pricing Level under the heading “Applicable Percentage and LC Fee”, (ii) with respect to the fee referred to in Section 2.8(a), at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below for such Pricing Level under the heading “Facility Fee Rate”, and (iii) with respect to Committed Base Rate Borrowings, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below for such Pricing Level under the heading “Applicable Base Rate Percentage”:

Pricing Levels	Applicable Percentage and LC Fee	Facility Fee Rate	Applicable Base Rate Percentage
I	2.375%	0.375%	1.375%
II	2.500%	0.500%	1.500%
III	2.750%	0.500%	1.750%
IV	3.000%	0.750%	2.000%
V	3.250%	1.000%	2.250%

Changes in the Applicable Percentage resulting from a change in the Pricing Level shall become effective on the effective date of any change in the Senior Unsecured Debt Rating from S&P or Moody’s, as the case may be. Notwithstanding anything herein to the contrary, in the event that (A) two Pricing Levels would otherwise apply at any one time and (i) such Pricing Levels are adjacent to one another, the higher Pricing Level shall be the applicable Pricing Level, and (ii) such Pricing Levels are not adjacent to one another, the Pricing Level that is one Pricing Level below the higher of such two Pricing Levels shall be the applicable Pricing Level, (B) either S&P or Moody’s (but not both) shall no longer issue a rating for the Borrower’s senior unsecured non-credit enhanced long term debt, the applicable Pricing Level shall be determined by the remaining Senior Unsecured Debt Rating, and (C) in the event that both S&P and Moody’s shall no longer issue a rating for the Borrower’s senior unsecured non-credit enhanced long term debt, unless and until the date, if any, that the Borrower and Required Banks agree on a different arrangement, the existing Pricing Level shall continue in effect for the 60 day period immediately following such event and Pricing Level V shall apply at all times after such period. For purposes hereof, Pricing Level I is the highest Pricing Level and Pricing Level V is the lowest Pricing Level.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank” means each bank or financial institution listed on the signature pages hereof, and its successors and permitted assigns.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 1/2 of 1% plus the Federal Funds Effective Rate for such day and (iii) the rate per annum determined by the Administrative Agent to be the offered rate for deposits in Dollars for a one month interest period announced on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus 1.00%, provided that, for the avoidance of doubt, such rate per annum shall be based on the rate appearing on the Reuters Screen LIBOR 01 Page (or on any successor or substitute page of such page) at approximately 11:00 A.M., London time, on such day.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3 (3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of an ERISA Group.

“Borrower” means MeadWestvaco Corporation, a Delaware corporation, and its successors.

“Borrowers” means the Borrower and the Co-Borrowers, collectively.

“Borrowing” has the meaning set forth in Section 1.3.

“Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for international business (including dealings in Dollar deposits) in the London interbank market.

“Cash Collateral Event” has the meaning set forth in Section 2.16(i).

“Change of Control” has the meaning set forth in Section 2.15.

“Charges” has the meaning set forth in Section 9.16.

“Citigroup Parties” has the meaning set forth in Section 9.1(h).

“Co-Borrower” means a Wholly-Owned Subsidiary of the Borrower (i) as to which all of the conditions precedent set forth in Section 3.4 shall have been satisfied or waived in accordance with this Agreement, (ii) which has not been terminated as a Co-Borrower hereunder pursuant to Section 2.17(b), and (iii) which, pursuant to this Agreement and the applicable Designation Letter, shall be jointly and severally liable for the Obligations of the Borrower and each other Co-Borrower hereunder.

“Commitment” means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages to this Agreement as its “Commitment”, as such amount may be changed from time to time pursuant to Sections 2.9, 2.10, 2.15, 8.5 and 9.6. As of the Effective Date, the aggregate amount of the Commitments of the Banks equals $600,000,000.

“Commitment Increase Supplement” means a Commitment increase supplement in the form of Exhibit B.

“Committed Alternate Currency Loan” means a loan made by a Bank pursuant to Section 2.1 in an Alternate Currency.

“Committed Base Rate Loan” means a loan in Dollars to be made by a Bank pursuant to Section 2.1 as a Committed Base Rate Loan in accordance with the applicable Notice of Borrowing or pursuant to Article 8.

“Committed Credit Exposure” means, with respect to any Lender at any time, the Credit Exposure of such Lender at such time less the aggregate outstanding principal balance at such time of its Money Market Loans (determined on the basis of the Dollar Equivalent for each outstanding Alternate Currency Loan).

“Committed Domestic Loan” means a loan made by a Bank pursuant to Section 2.1 in Dollars.

“Committed Euro-Dollar Loan” means a loan in Dollars to be made by a Bank pursuant to Section 2.1 as a Eurocurrency Loan in accordance with the applicable Notice of Borrowing or pursuant to Article 8.

“Committed Loan” means a Committed Domestic Loan or a Committed Alternate Currency Loan.

“Communications” has the meaning set forth in Section 9.1(c).

“Consolidated Net Tangible Assets” means the total of all the assets required to be reflected on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries less the following:

(1) current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof but maturing, within 12 months from the date of determination;

(2) reserves for depreciation and other asset valuation reserves;

(3) intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense carried as an asset on said balance sheet; and

(4) appropriate adjustments on account of minority interests of other persons holding stock in any Subsidiary of the Borrower.

Consolidated Net Tangible Assets shall be determined, subject to Section 1.2, in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Borrower and its Subsidiaries are engaged and may be determined as of a date not more than sixty days prior to the happening of the event for which such determination is being made.

“Consolidated Subsidiary” means at any date and with respect to the Borrower, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Corporation” includes corporations, partnerships, associations, companies and business trusts.

“Credit Exposure” means, with respect to any Bank at any time, the sum of (i) the aggregate outstanding principal balance of such Bank’s Loans (determined on the basis of the Dollar Equivalent for each outstanding Alternate Currency Loan), plus (ii) such Bank’s LC Exposure.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, and (iii) all Debt of others guaranteed directly or indirectly by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, at any time, a Bank as to which the Administrative Agent has notified the Borrower that (i) such Bank has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan and/or make a payment to any Issuing Bank in respect of an LC Disbursement (each a “funding obligation”), (ii) such Bank has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, (iii) such Bank has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Bank. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Defeased Debt” means any Debt which has been defeased (a)(i) in accordance with generally accepted accounting principles or (ii) pursuant to the deposit of cash, or debt securities backed by the full faith and credit of the United States, in either case in an amount sufficient to satisfy all such Debt at maturity or redemption, as applicable, and all payments of interest and premium, if any, in a trust or account created or pledged for the sole benefit of the holders of such Debt, and subject to no other Lien, and (b) in accordance with the other applicable terms of the instrument governing such Debt. For purposes of this Agreement, Defeased Debt shall include the non-recourse principal payment obligations of MeadWestvaco Timber Note Holding LLC under the Timber Note Monetization.

“Designation Letter” has the meaning set forth in Section 2.17(a).

“Documentation Agents” means Barclays Bank PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and UBS Loan Finance LLC in their capacity as Documentation Agents hereunder, and their respective successors in such capacity.

“Dollar Equivalent” means, with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent for purposes of calculating both the amount of Loans available to be borrowed, or Letters of Credit available to be issued, on any particular date, the Administrative Agent shall use the relevant Exchange Rate in effect (i) in the case of any Loans being made, on the date on which the interest rate for such Loans is determined pursuant to the provisions of this Agreement, and (ii) in the case of any Letters of Credit being issued, the Business Day immediately preceding the date of issuance thereof.

“Dollars” or “$” refers to lawful currency of the United States of America.

“Domestic Funding Office” has the meaning set forth in Section 2.4(b).

“Domestic Subsidiary” means any Subsidiary which owns a Principal Property.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.1.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder, other than an event for which the 30 day notice provision has been waived under subsection .21, .22, .27, .28 or .31 thereunder, (b) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (c) the institution of proceedings by the PBGC to terminate a Plan under Section 4042 of ERISA, to appoint a trustee to administer a Plan or to impose liability in respect of such Plan (other than liability related to premiums under Section 307 of ERISA), (d) the existence of a condition by reason of which the PBGC could obtain a decree adjudicating that a Plan be terminated, (e) the existence of conditions set forth in Section 303(k)(1)(A) or (B) of ERISA to the creation of a lien upon property or rights to property of any member of the ERISA Group for failure to make a required payment to a Plan are satisfied, (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, (g) the imposition of partial or complete withdrawal liability upon any member of the ERISA Group, (h) the acquisition by a Multiemployer Plan of endangered, seriously endangered or critical status within the meaning of Section 305 of ERISA or Section 432 of the Code or election to opt out of such status pursuant to the Worker, Retiree and Employer Recovery Act of 2009; or (i) the existence of any reorganization, insolvency or default status within the meaning of ERISA under any Multiemployer Plan.

“ERISA Group” means the Borrower, any Subsidiary and all Persons, trades or businesses which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001(b) of ERISA.

“Eurocurrency Loan” means a Committed Euro-Dollar Loan, a Committed Alternate Currency Loan or a Money Market Margin Auction Loan to be made by a Bank in accordance with the applicable Notice of Borrowing.

“Eurocurrency Base Rate” means:

(a) for any Interest Period for each Eurocurrency Loan in any Agreement Currency (other than Euros) comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent) appearing on the Screen for such Agreement Currency as the British Bankers Association LIBOR Rate (“BBA LIBOR”) for deposits in such Agreement Currency at approximately 11:00 A.M. London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such Eurocurrency Loan with a term equivalent to such Interest Period; provided that if such rate does not appear on such Screen (or, if such Screen shall cease to be publicly available or if the information contained on such Screen, in the

Administrative Agent’s reasonable judgment, shall cease accurately to reflect such BBA LIBOR for deposits in such Agreement Currency, as reported by any publicly available source of similar market data selected by the Administrative Agent that, in the Administrative Agent’s reasonable judgment, accurately reflects such BBA LIBOR for deposits in such Currency), the “Eurocurrency Base Rate” for such Interest Period for such Eurocurrency Loan in such Agreement Currency shall be the rate per annum at which deposits in such Agreement Currency are offered by the Administrative Agent in London, England to prime banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of the Interest Period for such Loan with a term equivalent to such Interest Period; and

(b) for any Interest Period for each Eurocurrency Loan in Euros comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent) appearing on the Screen for Euros as the BBA LIBOR for deposits in Euros within the member states of the European Union which are Participating Member States at approximately 11:00 A.M. London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such Eurocurrency Loan with a term equivalent to such Interest Period; provided that if such rate does not appear on such Screen (or, if such Screen shall cease to be publicly available or if the information contained on such Screen, in the Administrative Agent’s reasonable judgment, shall cease accurately to reflect such BBA LIBOR for deposits in Euros within the member states of the European Union which are Participating Member States, as reported by any publicly available source of similar market data selected by the Administrative Agent that, in the Administrative Agent’s reasonable judgment, accurately reflects such BBA LIBOR for deposits in Euros within the member states of the European Union which are Participating Member States), the “Eurocurrency Base Rate” for such Interest Period for such Eurocurrency Loan shall be the arithmetic average (rounded to the nearest 1/100 of one percent) of the rates per annum at which deposits in Euros are offered by the Administrative Agent in London, England to prime banks in the London interbank market at approximately 10:00 A.M. (London time) two Business Days before the first day of the Interest Period for such Eurocurrency Loan with a term equivalent to such Interest Period.

“Eurocurrency Rate” means, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Euros” refers to the single currency of participating member states of the European Union.

“Event of Default” has the meaning set forth in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, with respect to any Alternate Currency on any date, the rate at which such Alternate Currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., London time, on such date. In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such Alternate Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Alternate Currency are then being conducted, at or about 11:00 A.M., local time, on such date for the purchase of Dollars with such Alternate Currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under the Loan Documents, (a) Taxes imposed on (or measured by) net income and franchise taxes imposed on it (including, without limitation, branch profits or similar taxes) by any jurisdiction under the laws of which such recipient is organized or by any jurisdiction with which it has a present or former connection (other than a connection which would not have arisen but for its having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and, in the case of each Lender, taxes imposed on its net income (and franchise taxes imposed on it) by the jurisdiction of such Lender’s applicable lending office, (b) any withholding taxes imposed on amounts payable to a Lender at the time the Lender became a party to this Agreement (or designated a new lending office), except to the extent that such Lender (or its assignor) was entitled, at the time of the designation of a new lending office (or assignment), to receive additional amounts at the former lending office from any of the Borrowers pursuant to this Agreement and (c) any withholding taxes that are attributable to the failure of a Lender to comply with Section 8.6(b) or (c), except as a result of a change in applicable law after the date such Lender became a party to this Agreement, or in the case of a participant, after the date the participant purchases the related participation interest.

“Existing Agreement” means that certain Credit Agreement dated as of December 1, 2004 among the Borrower, the banks and financial institutions party thereto, and The Bank of New York, as administrative agent, as amended, supplemented or otherwise modified.

“Existing Bank Debt” means all Debt under the Existing Agreement and all accrued and unpaid monetary obligations of the Borrower under the Existing Agreement and all documents, instruments and other agreements executed and delivered in connection therewith.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System or any successor thereto.

“Fixed Rate Loans” means Committed Euro-Dollar Loans, Committed Alternate Currency Loans or Money Market Loans (excluding Money Market Loans bearing interest at the Base Rate pursuant to Section 8.1(a)) or any combination of the foregoing.

“Information” has the meaning set forth in Section 9.20.

“Interest Period” means: (1) with respect to each Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls (i) after the Maturity Date, or (ii) in another calendar month, in either of which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

(c) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

(2) with respect to each Committed Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter; provided that:

(a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

(b) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date; and

(3) with respect to each Money Market Absolute Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but not less than 7 nor more than 180 days) as the Borrower may elect in accordance with Section 2.3; provided that:

(a) any Interest Period (other than an Interest period defined pursuant to clause (b) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

(b) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Issuing Bank” means (i) Bank of America, N.A. and (ii) each other Bank identified by the Borrower whose identity has been disclosed to the Administrative Agent, and which Bank has, pursuant to a written notice to the Borrower (a copy of which is provided to the Administrative Agent), agreed to issue Letters of Credit under this Agreement, each in its capacity as an issuer of Letters of Credit.

“Issuing Bank LC Exposure” means, at any time, with respect to an Issuing Bank, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time issued by such Issuing Bank plus (b) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time.

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The aggregate amount of the LC Commitments of the Issuing Banks shall in no event exceed $150,000,000.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, (i) with respect to all of the Banks, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time and (ii) with respect to each Bank, its Lender Percentage of the amount determined under clause (i). At no time shall the aggregate LC Exposure of the Banks exceed $150,000,000.

“Lender” means a Bank or an Issuing Bank.

“Lender Appointment Period” has the meaning set forth in Section 7.7.

“Lender Insolvency Event” means that (i) a Bank or its Parent Company has been adjudicated as, or determined by any governmental authority having regulatory authority over such Person or its assets to be, insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided, that a Lender Insolvency Event shall not have occurred with respect to a Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company or the exercise of control over a Lender or its Parent Company by a Governmental Authority or an instrumentality thereof.

“Lender Percentage” means, with respect to any Bank at any time, a percentage equal to a fraction, the numerator of which is such Bank’s Commitment, and the denominator of which is the aggregate Commitments of all Banks.

“Letter of Credit” means any standby letter of credit (and any successive renewals thereof) issued pursuant to this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Committed Loan or a Money Market Loan and “Loans” means Committed Loans or Money Market Loans, or any combination of the foregoing.

“Loan Documents” means this Agreement, the documentation in respect of each Letter of Credit, each Designation Letter and each Termination Letter, and “Loan Document” means any one of them.

“Margin Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the Eurocurrency Rate pursuant to Section 2.3.

“Material Debt” means Debt (other than the Obligations) of the Borrower, any Co-Borrower and/or one or more of the Borrower’s Domestic Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $75,000,000.

“Maturity Date” means October 19, 2012, or, if such day is not a Business Day, the next preceding Business Day.

“Maximum Rate” has the meaning set forth in Section 9.16.

“Money Market Absolute Rate” has the meaning set forth in Section 2.3(d).

“Money Market Absolute Rate Loan” means a Money Market Domestic Absolute Rate Loan or a Money Market Alternate Currency Absolute Rate Loan.

“Money Market Alternate Currency Absolute Rate Loan” has the meaning set forth in Section 2.3(b).

“Money Market Alternate Currency Loan” means a Money Market Alternate Currency Absolute Rate Loan or a Money Market Alternate Currency Margin Auction Loan.

“Money Market Alternate Currency Margin Auction Loan” has the meaning set forth in Section 2.3(b).

“Money Market Domestic Absolute Rate Loan” has the meaning set forth in Section 2.3(b).

“Money Market Domestic Loan” means a Money Market Domestic Margin Auction Loan or a Money Market Domestic Absolute Rate Loan.

“Money Market Domestic Margin Auction Loan” has the meaning set forth in Section 2.3(b).

“Money Market Margin Auction Loan” means a Money Market Domestic Margin Auction Loan or a Money Market Alternate Currency Margin Auction Loan (including such a loan bearing interest at the Base Rate pursuant to Section 8.1(a)).

“Money Market Loan” means a Money Market Domestic Loan or a Money Market Alternate Currency Loan.

“Money Market Margin” has the meaning set forth in Section 2.3(d).

“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.3.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“mortgage” has the meaning set forth in Section 5.6.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of an ERISA Group has an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of such ERISA Group during such five year period.

“Non-Defaulting Lender” means, at any time, a Bank that is not a Defaulting Lender.

“Non-Excluded Taxes” means all Taxes, other than Excluded Taxes.

“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.2) or a Notice of Money Market Borrowing (as defined in Section 2.3(f)).

“Obligations” means the obligations of the Borrowers hereunder, including in respect of the principal of and interest on the Loans, in respect of the Letters of Credit, and in respect of the fees and other amounts owing hereunder.

“Other Taxes” has the meaning set forth in Section 8.6(d).

“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Regulation Y of the Federal Reserve Board), if any, of such Bank, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

“Participant” has the meaning set forth in Section 9.6(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning set forth in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of any ERISA Group for employees of any member of such ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of such ERISA Group for employees of any Person which was at such time a member of such ERISA Group.

“Platform” has the meaning set forth in Section 9.1(d).

“Pounds Sterling” refers to the lawful currency of the United Kingdom.

“Pricing Level I” will be applicable for so long as the Senior Unsecured Debt Rating is BBB+ or higher by S&P or Baa1 or higher by Moody’s.

“Pricing Level II” will be applicable for so long as the Senior Unsecured Debt Rating is BBB by S&P or Baa2 by Moody’s.

“Pricing Level III” will be applicable for so long as the Senior Unsecured Debt Rating is BBB- by S&P or Baa3 by Moody’s.

“Pricing Level IV” will be applicable for so long as the Senior Unsecured Debt Rating is BB+ by S&P or Ba1 by Moody’s.

“Pricing Level V” will be applicable for so long as the Senior Unsecured Debt Rating is lower than BB+ by S&P or lower than Ba1 by Moody’s.

“Prime Rate” means the rate of interest publicly announced by the Administrative Agent in New York City from time to time as its prime commercial lending rate.

“Principal Property” means any mill, converting plant, manufacturing plant, manufacturing facility, including, in each case, the equipment therein, or timberlands, located within the continental United States of America (other than any of the foregoing acquired principally for the control or abatement of atmospheric pollutants or contaminants or water, noise, odor or other pollution, or any facility financed from the proceeds of pollution control or revenue bonds), having a gross book value (without deductions of any applicable depreciation reserves) on the date as of which the determination is being made of more than two percent (2%) of Consolidated Net Tangible Assets, but shall not include any minerals or mineral rights, or any timberlands designated by the Board of Directors of the Borrower or of a Domestic Subsidiary thereof, as the case may be, as being held primarily for development and/or sale.

“Public Lender” has the meaning set forth in Section 9.1(e).

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Required Banks” means at any time Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, having an aggregate Credit Exposure of more than 50% of the aggregate Credit Exposure of all Banks. For purposes of determining “Required Banks” on any date of determination, Credit Exposure shall be calculated using the Exchange Rates in effect on such date of determination or, in the event such date of determination is not a Test Date, on the immediately preceding Test Date.

“Responsible Officer” means the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the general counsel of the Borrower.

“Revolving Credit Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“S&P” means Standard & Poor’s Rating Group, a division of the McGraw-Hill Companies, or any successor thereto.

“Screen” means:

(i) in relation to any interest rate determined pursuant to clause (a) of the definition of Eurocurrency Base Rate, Reuters Screen LIBOR01, Page: BBA LIBOR (or any successor or substitute page, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for the purposes of providing quotations of interest rates applicable to the relevant Agreement Currency in the London interbank market); and

(ii) in relation to any interest rate determined pursuant to clause (b) of the definition of Eurocurrency Base Rate, Reuters Screen LIBOR01, Page: BBA LIBOR (or any successor or substitute page, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for the purposes of providing quotations of interest rates applicable to Euros within the member states of the European Union which are Participating Member States).

“Senior Unsecured Debt Ratings” means the Borrower’s senior unsecured non-credit enhanced long-term debt ratings designated from time to time by S&P and Moody’s.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” of the Borrower as defined in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934.

“Spread Loan” means a Committed Euro-Dollar Loan, a Committed Alternate Currency Loan or a Money Market Margin Auction Loan.

“Subsidiary” means a Corporation more than 50% of the Voting Stock of which is owned or controlled, directly or indirectly, by the Borrower or by one or more other Subsidiaries of the Borrower, or by the Borrower and one or more other Subsidiaries of the Borrower.

“Syndication Agent” means Bank of America, N.A. in its capacity as Syndication Agent hereunder, and its successors in such capacity.

“Tax” means any present or future income, stamp or other tax, assessment, levy, impost, duty, fee, deduction, withholding or other charge of whatever nature now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, and any liabilities with respect thereto including any interest, additions to tax or penalties applicable thereto.

“Termination Letter” has the meaning set forth in Section 2.17(b).

“Test Date” means the last Business Day of each calendar quarter.

“Timber Note Monetization” means the secured financing governed by the terms of that certain Credit Agreement dated as of November 16, 2007 among MeadWestvaco Timber Note Holding LLC, the lenders from time to time party thereto, and Sumitomo Mitsui Banking Corporation, as administrative agent, as the same may be amended, modified, restated or refinanced (in any case, so long as the obligations of MeadWestvaco Timber Note Holding LLC thereunder (i) are not increased, (ii) remain non-recourse to the Borrower and any Subsidiary of the Borrower and (iii) otherwise qualify as Defeased Debt under clauses (a) and (b) of the definition thereof).

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

“Voting Stock” means stock of the class or classes having general power under ordinary circumstances to vote in the election of the board of directors, managers or trustees of a Corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means a Corporation 100% of the Voting Stock of which is owned or controlled, directly or indirectly, by the Borrower or by one or more other Wholly-Owned Subsidiaries of the Borrower, or by the Borrower and one or more other Wholly-Owned Subsidiaries of the Borrower.

Section 1.2 Accounting Terms and Determinations. (a)Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect on the Effective Date.

(b) If any change in the accounting principles used in the preparation of the consolidated financial statements of the Borrower referred to in Section 5.1(a) or (b) is hereafter required by the rules, regulations, pronouncements and opinions contained in the Financial Accounting Standards Board Codification, and such change is adopted by the Borrower with the agreement of the Borrower’s accountants and results in a change in any of the calculations required by Section 5.11, 5.12 or 5.13 that would not have resulted had such accounting change not occurred, then, to the extent a reconciliation of such change is not reflected by the Borrower in its consolidated financial statements so as to reflect what the applicable calculation would have been had such change not occurred, the Borrower shall provide such reconciliation in the compliance certificate to be delivered pursuant to Section 5.1(c) for so long as such accounting change remains in effect.

Section 1.3 Types of Borrowing. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Eurocurrency Borrowing” is a Borrowing comprised of Eurocurrency Loans), by reference to the type of currency of the

Loans comprising such Borrowing (e.g., a “Domestic Borrowing” is a Borrowing comprised of Committed Domestic Loans or Money Market Domestic Loans) or by reference to the provisions of Article 2 under which participation therein is determined (e.g., a “Committed Domestic Borrowing” is a Borrowing under Section 2.1 in Dollars in which all Banks participate in proportion to their Commitments, while a “Money Market Borrowing” is a Borrowing under Section 2.3 in which the Bank participants are determined on the basis of their bids in accordance therewith).

Section 1.4 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.5 Certain Terms. (a) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly included herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in, this Agreement and (ii) the words “above” and “below,” when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or a sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article 1 shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Required Banks (or any greater number of Lenders, as applicable) is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender” and “Administrative Agent” include, without limitation, their respective successors.

(g) Upon the appointment of any successor Administrative Agent pursuant to Section 7.7, references to Citibank in Section 7.2 and in the definition of Base Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE 2

THE CREDITS

Section 2.1 Commitments. During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in one or more Agreement Currencies to the Borrowers pursuant to this Section from time to time in amounts such that the Committed Credit Exposure of such Bank shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of (a) $10,000,000 or any larger multiple of $1,000,000, or (a) if such Borrowing is denominated in a currency other than Dollars, the Dollar Equivalent amount of the amount determined under clause (a) (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(b)) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrowers may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Committed Loans and reborrow at any time during the Revolving Credit Period under this Section.

Section 2.2 Notice of Borrowing. The Borrower shall, on behalf of itself or the applicable Co-Borrower, give the Administrative Agent notice of a proposed Borrowing under Section 2.1 (a “Notice of Committed Borrowing”), signed by a Responsible Officer, not later than 12:00 Noon (New York City time) (i) on the date of each proposed Committed Base Rate Borrowing, (ii) on the third Business Day before each proposed Committed Euro-Dollar Borrowing, and (iii) on the fourth Business Day before each Committed Alternate Currency Borrowing, in each case specifying:

(a) the currency for such Borrowing, which shall be either Dollars or an Alternate Currency,

(b) the date of such Borrowing, which shall be a Business Day,

(c) which of the Borrowers is to receive the proceeds of such Borrowing and the aggregate amount of such Borrowing (which aggregate amount shall be in compliance with Section 2.1),

(d) whether the Loans comprising such Borrowing are to be Committed Base Rate Loans, Committed Euro-Dollar Loans or Committed Alternate Currency Loans, and

(e) in the case of a Committed Euro-Dollar Borrowing or a Committed Alternate Currency Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.3 Money Market Borrowings.

(a) The Money Market Option. In addition to Borrowings pursuant to Section 2.1, the Borrower may, as set forth in this Section, (on behalf of itself or the applicable Co-Borrower) request the Banks during the Revolving Credit Period to make offers to make Money Market Loans in Dollars or any Alternate Currency to the Borrower or the applicable Co-Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may (on behalf of itself or the applicable Co-Borrower), but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit C hereto, together with any fee payable by the Borrower to the Administrative Agent pursuant to Section 2.8(d). Each Money Market Quote Request shall be transmitted so as to be received by the Administrative Agent no later than 12:00 Noon (New York City time) on (x) the sixth Business Day prior to the date of Borrowing proposed therein, in the case of any such Money Market Loan in an Alternate Currency pursuant to a Margin Auction (each a “Money Market Alternate Currency Margin Auction Loan”) or pursuant to an Absolute Rate Auction (each a “Money Market Alternate Currency Absolute Rate Loan”), (y) the fifth Business Day prior to the date of Borrowing proposed therein, in the case of any such Money Market Loan in Dollars pursuant to a Margin Auction (each a “Money Market Domestic Margin Auction Loan”), or (z) the Business Day next preceding the date of Borrowing proposed therein, in the case of any such Money Market Loan in Dollars pursuant to an Absolute Rate Auction (each a “Money Market Domestic Absolute Rate Loan”) (or, in any case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Money Market Quote Request for the first Margin Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i) the currency for such Borrowing, which shall be either Dollars or an Alternate Currency,

(ii) the proposed date of Borrowing, which shall be a Business Day,

(iii) which of the Borrowers is to receive the proceeds of such Borrowing and the aggregate amount of such Borrowing, which shall be (1) $10,000,000 or a larger multiple of $1,000,000, or (2) if such Borrowing is denominated in a currency other than Dollars, the Dollar Equivalent amount of the amount determined under clause (1),

(iv) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(v) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans pursuant to this Section for more than one Interest Period in a single Money Market Quote Request. The Borrower may not request offers to make Money Market Loans for more than one currency in a single Money Market Quote Request. No more than four Money Market Quote Requests shall be given in any one calendar month.

(c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Banks by telex or facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit D hereto, which shall constitute an invitation by the Borrower (on behalf of itself or the applicable Co-Borrower) to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

(d) Submission and Contents of Money Market Quotes. (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.1 not later than (x) 2:00 P.M. (New York City time) on the fifth Business Day prior to the proposed date of Borrowing, in the case of any Money Market Alternate Currency Borrowing, (y) 2:00 P.M. (New York City time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of any Money Market Domestic Margin Auction Borrowing, or (z) 9:15 A.M. (New York City time) on the proposed date of Borrowing, in the case of any Money Market Domestic Absolute Rate Borrowing (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Money Market Quote Request for the first Margin Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) 1:00 P.M. (New York City time) on the fifth Business Day prior to the proposed date of Borrowing, in the case of any Money Market Alternate Currency Borrowing, (y) 1:00 P.M. (New York City time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of any Money Market Domestic Margin Auction Borrowing, or (z) 9:00 A.M. (New York City time) on the proposed date of Borrowing in the case of any Money Market Domestic Absolute Rate Borrowing. Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(ii) Each Money Market Quote shall be in substantially the form of Exhibit E hereto, may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes, and shall in any case specify:

(A) the proposed date of Borrowing,

(B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be (1) $5,000,000 or a larger multiple of $1,000,000, or (2) if such Money Market Loan is denominated in a currency other than Dollars, the Dollar Equivalent amount of the amounts determined under clause (1), (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

(C) in the case of a Margin Auction, the margin above or below the applicable Eurocurrency Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan, and

(E) the identity of the quoting Bank.

(iii) Any Money Market Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit E hereto or does not specify all of the information required by subsection (d)(ii);

(B) contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(D) arrives after the time set forth in subsection (d)(i).

(e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d), and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 10:00 A.M. (New York City time) on (x) the fourth Business Day prior to the proposed date of Borrowing, in the case of a Money Market Alternate Currency Borrowing, (y) the third Business Day prior to the proposed date of Borrowing, in the case of a Money Market Domestic Margin Auction Borrowing, or (z) the proposed date of Borrowing, in the case of a Money Market Domestic

Absolute Rate Borrowing (or, in any case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Money Market Quote Request for the first Margin Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall (on behalf of itself or the applicable Co-Borrower) notify the Administrative Agent of its acceptance or non acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount (in the applicable currency) of offers for each Interest Period that are accepted. The Borrower (on behalf of itself or the applicable Co-Borrower) may accept any Money Market Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request,

(ii) the principal amount of each Money Market Borrowing must be (1) $10,000,000 or a larger multiple of $1,000,000, or (2) if such Money Market Loan is denominated in a currency other than Dollars, the Dollar Equivalent amount of the amounts determined under clause (1),

(iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be,

(iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement, and

(v) after giving effect to each Money Market Borrowing, the aggregate Credit Exposure of the Lenders shall not exceed the aggregate Commitments.

(g) Allocation by Administrative Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000 (or the Dollar Equivalent), as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

Section 2.4 Notice to Banks; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than (x) 2:00 p.m. (New York City time) on the date of each Domestic Borrowing, or (y) 11:00 a.m. (New York City time) on the date of each Alternate Currency Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing to the Administrative Agent (i) in the case of each Domestic Borrowing, at such location in New York City as specified on Schedule 1 or otherwise specified from time to time by the Administrative Agent (the “Domestic Funding Office”), or (ii) in the case of each Alternate Currency Borrowing, at such location in London as specified on Schedule 1 or otherwise specified from time to time by the Administrative Agent (the “Alternate Currency Funding Office”), in each case in funds immediately available at such location. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower or the applicable Co-Borrower at the Administrative Agent’s aforesaid location. Notwithstanding anything to the contrary herein contained, any Bank may cause its Alternate Currency Loans to be made by any branch affiliate or international banking facility of such Bank, provided, that such Bank shall remain responsible for all of its obligations hereunder and no additional taxes, costs or other burdens shall be imposed upon the Borrowers or the Administrative Agent as a result thereof.

(c) If any Bank makes a new Loan to the Borrower or any Co-Borrower in a particular currency on a day on which the Borrower or such Co-Borrower, as the case may be, is to repay all or any part of an outstanding Loan from such Bank in the same currency, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed by the Borrower or such Co-Borrower, as the case may be, and the amount being repaid by the same Person shall be made available by such Bank to the Administrative Agent as provided in subsection (b), or remitted by the Borrower or such Co-Borrower, as the case may be, to the Administrative Agent as provided in Section 2.12, as the case may be.

(d) Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.4 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower or the applicable Co-Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent within three (3) Business Days of the Borrowing, such Bank and the Borrower or the applicable Co-Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount (in the applicable currency) together with interest (in the applicable currency) thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower or the applicable Co-Borrower, a rate per annum equal to (x) in the case of Domestic Borrowings, the higher of the Federal Funds Effective Rate and the interest rate applicable thereto pursuant to Section 2.7, or (y) in the case of Alternate Currency Borrowings the interest rate applicable thereto pursuant to Section 2.7, and (ii) in the case of such Bank (x) in the case of Domestic Borrowings, the Federal Funds Effective Rate, or (y) in the case of Alternate Currency Borrowings, the interest rate applicable thereto pursuant to Section 2.7. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement. The provisions of this Section 2.4(d) shall not relieve any Bank of responsibility for its obligations under this Agreement or any default in the performance thereof.

Section 2.5 Evidence of Debt.

(a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the appropriate lending office of such Bank resulting from each Loan made by such lending office of such Bank from time to time, including the amounts of principal and interest payable and paid to such lending office of such Bank from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to subsection 9.6(c), and a subaccount for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Bank’s share thereof.

(c) The entries made in the Register and accounts maintained pursuant to paragraphs (a) and (b) of this subsection 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Bank in accordance with the terms of this Agreement.

Section 2.6 Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to thereto.

Section 2.7 Interest Rates. (a) Committed Base Rate Loans. Each Committed Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Percentage plus Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof.

(b) Committed Eurocurrency Loans. Subject to Section 8.1(a), each Eurocurrency Loan made pursuant to Section 2.1 shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Percentage plus the applicable Eurocurrency Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c) Money Market Loans. Subject to Section 8.1(a), each Money Market Margin Auction Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period (determined in accordance with Section 2.7(b) as if the related Money Market Margin Auction Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.3). Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.3. All such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(d) Limitation on Eurocurrency Borrowings. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall not be permitted to request (on behalf of itself or any Co-Borrower) Eurocurrency Loans pursuant to any Notice of Committed Borrowing, and any then pending Notice of Committed Borrowing for Eurocurrency Loans shall automatically, and without further action by any party hereto, constitute a Notice of Committed Borrowing for Committed Base Rate Loans.

(e) Default Interest. Notwithstanding the rates of interest specified in clauses (a), (b) and (c) of this Section or elsewhere in this Agreement, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is 2% per annum in excess of the interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (a), (b) or (c) of this Section 2.7, as applicable, or otherwise on demand.

(f) Determination of Rates. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.8 Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of the Banks ratably a facility fee at a rate per annum equal to the Applicable Percentage. Such facility fee shall accrue (i) from and including the Effective Date to but excluding the Maturity Date, on the daily average aggregate amount of the Commitments (whether used or unused) and (ii) from and including the Maturity Date to but excluding the date that there shall no longer be any Credit Exposure, on the daily average aggregate Credit Exposure of all Banks.

(b) LC Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Bank a participation fee with respect to its participations in Letters of Credit,

which shall accrue at a rate per annum equal to the Applicable Percentage on the average daily amount of such Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Bank’s Commitment terminates and the date on which such Bank ceases to have any LC Exposure and (ii) to each Issuing Bank for its own account (1) a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily aggregate undrawn amount of such Issuing Bank’s Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements in respect thereof) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, and (2) such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder.

(c) Payments. Accrued fees under this Section (other than fees payable under Section 2.8(b)(ii)(2) and Section 2.8(d)), shall be payable quarterly on each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the date hereof and upon each reduction of the Commitments; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any fees payable under Section 2.8(b)(ii)(2) shall be payable within ten days after demand and any fees payable under Section 2.8(d) shall be payable pursuant to such separate agreement between the Administrative Agent and the Borrower.

(d) Other Fees. The Borrower agrees to pay to the Administrative Agent such fees as from time to time may be separately agreed between the Borrower and the Administrative Agent.

(e) Defaulting Lenders. Anything herein to the contrary notwithstanding, during such period that a Bank is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.8(a) in respect of such Defaulting Lender’s unfunded Commitment (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees).

Section 2.9 Optional Termination, Reduction or Increase of Commitments. (a) During the Revolving Credit Period, the Borrower may, upon at least three Business Days’ notice to the Administrative Agent, on behalf of itself and each Co-Borrower (i) terminate the Commitments at any time, if there is no Credit Exposure at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or in an integral multiple of $1,000,000 in excess thereof, the aggregate amount of the Commitments in excess of the aggregate Credit Exposure. In addition, the Borrower may (on behalf of itself or any Co-Borrower) terminate the unused amount of the Commitment of a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), provided that such termination will not be deemed to be a waiver or release of any claim any of the Borrowers, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

(b) The Borrower may at any time and from time to time on or prior to the Business Day immediately preceding the Maturity Date and so long as no Default or Event of Default is then continuing, at its sole cost and expense, request (on behalf of itself and each Co-Borrower) any one or more of the Banks that is reasonably satisfactory to each Issuing Bank to increase its Commitment (the decision to increase the Commitment of a Bank to be within the sole and absolute discretion of such Bank), or any Person (other than a Bank) that is reasonably satisfactory to the Administrative Agent and each Issuing Bank to provide a new Commitment, by submitting to the Administrative Agent a Commitment Increase Supplement duly executed by the Borrower and each such Bank or other Person, as the case may be. If such Commitment Increase Supplement is in the specified form, the Administrative Agent shall execute such Commitment Increase Supplement and deliver a copy thereof to the Borrower and each such Bank or other Person, as the case may be. Upon execution and delivery of such Commitment Increase Supplement by the Administrative Agent, (i) in the case of each such Bank, such Bank’s Commitment shall be increased to the amount set forth in such Commitment Increase Supplement, (ii) in the case of each such other Person, such other Person shall become a party hereto and shall for all purposes of the Loan Documents be deemed a “Bank” having a Commitment as set forth in such Commitment Increase Supplement, and (iii) in each case, the Commitment of such Bank or such other Person, as the case may be, shall be as set forth in the applicable Commitment Increase Supplement; provided, however, that:

(A) each such increase shall be in an aggregate amount not less than $25,000,000 or an integral multiple of $5,000,000 in excess thereof,

(B) immediately after giving effect to each such increase, the aggregate amount of all Commitments shall not exceed $750,000,000;

(C) if Loans would be outstanding immediately after giving effect to each such increase, then simultaneously with such increase (1) each such Bank, each such other Person and each other Bank having a Commitment (upon appropriate notice thereof) shall be deemed to have entered into a master assignment and acceptance agreement, in form and substance substantially similar to Exhibit A, pursuant to which each such other Bank shall have assigned to each such Bank and each such other Person a portion of its Committed Loans and LC Exposure necessary to reflect proportionately the Commitments as adjusted in accordance with this subsection (b), and (2) in connection with such assignment, each such Bank and each such other Person shall pay to the Administrative Agent, for the account of the other Banks, such amount as shall be necessary to appropriately reflect the assignment to it of Committed Loans and LC Exposure and in connection with such master assignment each such other Bank may treat the assignment of Committed Borrowings (other than Committed Base Rate Borrowings) as a prepayment for purposes of Section 2.13;

(D) a Responsible Officer of the Borrower shall have delivered to the Administrative Agent an officer’s certificate, dated the date such increase becomes effective, pursuant to which such Responsible Officer certifies that (x) the representations and warranties set forth in Article 4 are true and correct on and as of such date and (y) no Default or Event of Default has occurred and is continuing on such date;

(E) the Administrative Agent shall have received other such certificates, legal opinions and other items as it shall reasonably request in connection with such increase; and

(F) the Commitments may not be increased more than two times per year.

Section 2.10 Mandatory Termination of Commitments; Effect of Termination or Reduction. The Commitments shall terminate on the Maturity Date, and any Loans and LC Disbursements then outstanding (together with accrued interest thereon) shall be due and payable on such date. Each termination or reduction of the Commitments (including pursuant to Section 2.9) in accordance with this Agreement shall be permanent.

Section 2.11 Optional and Mandatory Prepayments.

(a) Optional Prepayments. The Borrower or the applicable Co-Borrower may, upon (i) the same Business Day’s notice to the Administrative Agent, prepay any Committed Base Rate Borrowing (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.1(a)) or (ii) three Business Days’ notice to the Administrative Agent, prepay any Committed Euro-Dollar Loan or any Committed Alternate Currency Borrowing, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 (or, if less, the aggregate amount of the Borrowing then outstanding) or any larger multiple of $1,000,000 (or, such Dollar Equivalent if such Borrowing is denominated in a currency other than Dollars). Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

(b) Mandatory Prepayments. If, at any time during the Revolving Credit Period, for any reason the aggregate Credit Exposure of all Banks exceeds the aggregate sum of the Commitments then in effect, the Borrowers shall without notice or demand immediately prepay the Loans and, to the extent necessary, make a deposit in an account with the Administrative Agent pursuant to Section 2.16(i), in the aggregate amount necessary to eliminate such excess. Notwithstanding anything to the contrary contained in this Section 2.11(b), such mandatory prepayments or deposits that would otherwise be required pursuant to this Section 2.11(b) solely as a result of fluctuations in Exchange Rates from time to time shall only be required to be made in the event that on any date the aggregate Credit Exposure of all Banks exceeds 105% of the aggregate sum of the Commitments then in effect on such date, on the basis of the Exchange Rates in effect on such date.

(c) Generally. Each prepayment whether optional or mandatory shall consist of the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and in the case of a prepayment of a Fixed Rate Borrowing, together with compensation therefor pursuant to Section 2.13. Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.12 General Provisions as to Payments. (a) The Borrowers shall make each payment of principal of, and interest on, the Loans and fees hereunder, and (except to the extent otherwise provided in Section 2.16) LC Disbursements, without set-off, counterclaim or other deduction, (a) with respect to each such payment in Dollars, not later than 12:00 Noon (New York City time) on the date when due, in funds immediately available in New York City, to the Administrative Agent at the Domestic Funding Office, and (b) with respect to each such payment in an Alternate Currency, not later than 11:00 A.M. (London time) on the date when due, in funds immediately available in London, to the Administrative Agent at the Alternate Currency Funding Office. Except as otherwise provided in Section 8.5, the Administrative Agent will promptly distribute (i) to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks and (ii) to each Issuing Bank each payment received by the Administrative Agent for the account of such Issuing Bank. Whenever any payment hereunder (other than payments in respect of any Committed Euro-Dollar Loan, any Committed Alternate Currency Loan, or any Money Market Margin Auction Loan) shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payments in respect of any Committed Euro-Dollar Loan, any Committed Alternate Currency Loan, or any Money Market Margin Auction Loan shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. Each payment of the principal of, or interest on, a Loan or an LC Disbursement shall be payable in the Agreement Currency in which such Loan or LC Disbursement is denominated, and all such payments of fees pursuant to Section 2.8 shall be payable in Dollars.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower or the applicable Co-Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower or the applicable Co-Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower or the applicable Co-Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

Section 2.13 Funding Losses. If any of the Borrowers makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Article 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if any of the Borrowers fails to borrow any Fixed Rate Loans after notice has been given to any Bank in accordance with

Section 2.4(a), or if any of the Borrowers fails to repay any Loan (other than a Committed Base Rate Loan) on the due date therefor in accordance with Section 2.11(a), the Borrower or the applicable Co-Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, setting forth in reasonable detail the calculation thereof, which certificate shall be conclusive if prepared in good faith and on a reasonable basis.

Section 2.14 Computation of Interest and Fees. (a) Interest on Committed Base Rate Loans and LC Disbursements shall be computed on the basis of a 365 or 366 day year for the actual number of days elapsed. Interest on all Loans other than Committed Base Rate Loans shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(b) All fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.15 Special Mandatory Prepayment/Commitment Termination. If either of the events described in Sections 2.15(a) and 2.15(b) below (each a “Change in Control”) occur, then on the 30th day following a Change in Control, the Borrowers shall be required to make a special mandatory prepayment of all Loans outstanding hereunder and the Commitments of all of the Banks shall automatically terminate. Promptly after a Responsible Officer obtains knowledge of a Change of Control, the Borrower shall deliver to the Administrative Agent and each Bank written notice thereof, provided that with respect to a Change of Control referred to in Section 2.15(b), the knowledge of each Responsible Officer shall be limited to information pursuant to formal written notices delivered to the Borrower of which such Responsible Officer is aware and information in public securities law filings. The events which give rise to such special mandatory prepayment and Commitment termination are:

(a) During any period of three consecutive years individuals who at the beginning of such period constituted the board of directors of the Borrower, together with any directors whose election or nomination for election by the Borrower’s stockholders was approved by a vote of at least majority of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the board of directors of the Borrower.

(b) Any person or group of persons (within the meaning of Section 13 and 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of Voting Securities of the Borrower representing in excess of 35% of the votes entitled to vote for the election of directors of the Borrower.

For purposes of this Section 2.15:

“Voting Securities” means all capital stock of the Borrower which is ordinarily entitled to vote for the election of directors.

Section 2.16 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars for its own account or for the account of a Co-Borrower, in a form acceptable to the Administrative Agent and an Issuing Bank selected by the Borrower, at any time and from time to time during the period from the Effective Date to the fifteenth Business Day immediately preceding the last day of the Revolving Credit Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower or a Co-Borrower, as applicable with, such Issuing Bank relating to any Letter of Credit issued by such Issuing Bank, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance; Amendment; Renewal; Extension; Certain Conditions. To request the issuance of a Letter of Credit by an Issuing Bank (or the amendment, renewal or extension of an outstanding Letter of Credit of an Issuing Bank), the Borrower shall hand deliver or transmit by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to such Issuing Bank and the Administrative Agent (not later than three Business Days before the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. Subject to the terms and conditions hereof, a Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $150,000,000, (ii) the aggregate Credit Exposure of all Banks shall not exceed the total Commitments and (iii) the Issuing Bank LC Exposure of such Issuing Bank shall not exceed the LC Commitment of such Issuing Bank. In addition to the requirements set forth in this Section 2.16(b), an Issuing Bank shall be prohibited from issuing Letters of Credit hereunder upon the occurrence and during the continuance of a Default (provided that such Issuing Bank shall have received notice of such Default from the Administrative Agent, the Borrower or any Bank and provided further that such notice shall be received at least 24 hours prior to the date on which any Letter of Credit is to be issued). The Administrative Agent will, upon request of any Issuing Bank, confirm the total amount of LC Exposure and the aggregate Credit Exposure (in accordance with the defined term “Dollar Equivalent”) of all Banks.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is ten Business Days prior to the Maturity Date, provided that any Letter of Credit may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date that is ten Business Days prior to the Maturity Date).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Lender, each Issuing Bank issuing such Letter of Credit hereby grants to each Bank, and each such Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Bank’s Lender Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each such Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Bank’s Lender Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower or the applicable Co-Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower or the applicable Co-Borrower for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued thereby, then such Issuing Bank shall notify the Administrative Agent of such LC Disbursement. Upon such notification, the Administrative Agent shall either (i) notify the Borrower or the applicable Co-Borrower to reimburse such Issuing Bank therefor, in which case the Borrower or the applicable Co-Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement and any accrued interest thereon not later than 1:00 p.m., New York City time, on (A) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 Noon, New York City time, or (B) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that the Borrower may, subject to the conditions of borrowing set forth herein, if the LC Disbursement is equal to or greater than $10,000,000, request in accordance with this Section 2.16 and Section 2.2 that such payment be financed with a Committed Domestic Borrowing, in either case in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Committed Domestic Borrowing, or (ii) require that the Banks make a loan in an amount equal to such LC Disbursement and any accrued interest thereon, in which case (A) the Administrative Agent shall notify each Bank of the details thereof and of the amount of such Bank’s loan, and (B) each Bank shall, whether or not any Default shall have occurred and be continuing, any representation or warranty shall be accurate, any condition to the making of any Loan hereunder shall have been fulfilled, or any other matter whatsoever, make the loan to be made by it under this paragraph by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Banks on (1) the Business Day that such Bank receives such notice, if such notice is received prior to 12:00 Noon, New York City time, on the day of receipt or (2) the Business Day immediately following the day that such Bank receives such notice, if such notice is not received prior to such time on the day of receipt. Each such loan shall, for all purposes hereof, be deemed to be a Committed Base Rate Loan made pursuant to Section 2.2, and the Banks obligations to make such loans shall be absolute and unconditional. The Administrative Agent will make such Committed Base Rate Loans available to such Issuing Bank by promptly crediting or otherwise transferring the amounts so received, in like funds, to such Issuing Bank for the purpose of repaying in full such LC Disbursement and all accrued interest thereon.

(f) Obligations Absolute. The obligations of the Borrower and each applicable Co-Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s or the applicable Co-Borrower’s obligations hereunder. No Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each of the Borrowers to the extent permitted by applicable law) suffered by the Borrower or the applicable Co-Borrower that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank thereof may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued thereby. Each Issuing Bank shall promptly notify (which may include telephonic notice, promptly confirmed by facsimile) the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower or the applicable Co-Borrower of its obligation to reimburse such Issuing Bank and the Banks with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower or the applicable Co-Borrower shall reimburse such LC Disbursement, or convert such LC Disbursement into a Borrowing in accordance with the terms hereof, in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower or the applicable Co-Borrower reimburses such LC Disbursement, at the rate per annum equal to 1% plus the rate then applicable to Committed Base Rate Loans. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Bank to the extent of such payment.

(i) Cash Collateral. If a Cash Collateral Event as described in clause (i), (ii) or (iii) of the definition thereof shall have occurred, then the Borrower shall immediately deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in Dollars equal to 100% of the aggregate LC Exposure of all Banks on the date of such Cash Collateral Event plus all accrued and unpaid interest thereon. If a Cash Collateral Event as described in clause (iv) of the definition thereof shall have occurred, then the Borrower shall immediately deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in Dollars at least equal to the amount of the LC Exposure of such Defaulting Lender; provided, however, that in the event such Cash Collateral Event arises as a result of a Bank becoming a Defaulting Lender by not making a payment to an Issuing Bank in respect of an LC Disbursement, then the Borrower shall immediately (x) pay to the Administrative Agent for the benefit of such Issuing Bank the amount owed in respect of such LC Disbursement, and (y) deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in Dollars at least equal to the remaining amount of the LC Exposure of such Defaulting Lender.

Such deposits shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall not bear interest, nor shall the Administrative Agent be under any obligation whatsoever to invest the same, provided that, at the request of the Borrower, such deposits shall be invested by the Administrative Agent in direct short term obligations of, or in other short term obligations which are unconditionally guaranteed with respect to all principal thereof and interest thereon by, the United States of America, in each case maturing no later than the latest Letter of Credit expiry date. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank, on a pro rata basis, for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower or applicable Co-Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrowers under this Agreement.

“Cash Collateral Event” means (i) the Commitments shall have terminated under Section 6.1 at any time that no Loan or LC Disbursement is outstanding, (ii) the Obligations shall have become due and payable under Section 6.1, (iii) the Commitments of all of the Banks shall have terminated pursuant to Section 2.15, or (iv) any Bank becomes, and during the period it remains, a Defaulting Lender and any Letter of Credit is at the time outstanding.

(j) Resignation of Issuing Bank. If a Bank becomes, and during the period it remains, a Defaulting Lender, any Issuing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as an Issuing Bank effective at the close of business New York time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice, or if cash collateral has been provided pursuant to Section 2.16(i), not less than 60 days after the date of such notice); provided that such resignation by an Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit issued by such Issuing Bank and then outstanding or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to such Issuing Bank.

Section 2.17 Borrowings by Co-Borrowers. (a) The Borrower may, at any time or from time to time, designate any Wholly-Owned Subsidiary as a Co-Borrower hereunder by furnishing to the Administrative Agent a letter (a “Designation Letter”), in substantially the form of Exhibit F, duly completed and executed by the Borrower and such Wholly-Owned Subsidiary. Upon any such designation of such a Wholly-Owned Subsidiary and upon satisfaction of the conditions precedent in Section 3.4 (or waiver thereof in accordance with this Agreement), such Wholly-Owned Subsidiary shall be a Co-Borrower and as a Co-Borrower, entitled to borrow Loans and to request the issuance of Letters of Credit on and subject to the terms and conditions of this Agreement. The Administrative Agent shall promptly deliver to each Lender a copy of each Designation Letter received by the Administrative Agent. If the Borrower shall designate as a Co-Borrower hereunder any Wholly-Owned Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Borrower, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Co-Borrower (and such Lender shall, to the extent of Loans made to and participations in Letters of Credit issued for the account of such Co-Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans and participations to such Affiliate in compliance with the provisions of Section 9.6).

(b) So long as either (i) all principal of and interest on all Loans made to any Co-Borrower have been paid in full and no Letters of Credit issued for the account of such Co-Borrower are outstanding or (ii) the Borrower has assumed, pursuant to an agreement in form and substance reasonably satisfactory to the Required Banks, all Obligations of a Co-Borrower hereunder and under any other Loan Document, including all of such Co-Borrower’s obligations in respect of Letters of Credit issued for its account, the Borrower may terminate the status of such Co-Borrower as a Co-Borrower hereunder by furnishing to the Administrative Agent a letter (a “Termination Letter”) in substantially the form of Exhibit G, duly completed and executed by the Borrower. Any Termination Letter furnished hereunder shall be effective upon receipt by the Administrative Agent, which shall promptly notify the Lenders. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Co-Borrower shall not terminate any obligation of such Co-Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Co-Borrower under Sections 8.3, 8.6 and 9.3).

ARTICLE 3

CONDITIONS

Section 3.1 Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.5):

(a) the Administrative Agent shall have received from each of the Borrower, each Issuing Bank and the Banks (x) a counterpart of this Agreement signed on behalf of such Person or (y) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such Person has signed a counterpart of this Agreement;

(b) receipt by the Administrative Agent of written opinions (each dated the Effective Date and addressed to the Administrative Agent and the Lenders) of (i) the General Counsel of the Borrower and (ii) Hunton & Williams, special New York counsel for the Borrower, in each case in form and substance satisfactory to the Administrative Agent and the Lenders covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated hereby as they may require;

(c) all Existing Bank Debt shall be paid in full, all Liens, if any, securing the same and all commitments thereunder shall be terminated, and the Administrative Agent shall have received satisfactory evidence of the foregoing;

(d) all fees payable to the Lenders and the Agents on the Effective Date, and the reasonable fees and expenses of counsel to the Administrative Agent incurred in connection with the preparation, negotiation and closing of the Loan Documents, shall have been paid;

(e) the Administrative Agent shall have received (i) a certificate of good standing with respect to the Borrower from the Secretary of State of its state of incorporation, and (ii) a certificate of the Secretary or an Assistant Secretary of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, attaching (A) organizational documents, (B) resolutions authorizing the Loan Documents and the transactions contemplated thereby which are in full force and effect, and (C) containing an incumbency certification with respect to each officer thereof signing any Loan Document;

(f) the representations and warranties set forth in Article 4 are true and correct on and as of the Effective Date; and

(g) no Default shall have occurred and be continuing on the Effective Date.

Notwithstanding anything to the contrary contained in this Section 3.1, this Agreement shall not become effective or be binding on any party hereto unless not later than November 1, 2009, all of the foregoing conditions are satisfied (or waived in accordance with Section 9.5). The Borrower and the Banks party to the Existing Agreements, to the extent that the Banks constitute “Required Banks” thereunder, hereby agree that the commitments to extend credit thereunder shall terminate automatically upon the Effective Date. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.2 Each Credit Extension. In addition to the requirements set forth in Sections 3.1 (a)-(e), the obligation of any Bank to make a Loan, and of any Issuing Bank to issue, renew or extend a Letter of Credit, is subject to the satisfaction of the following conditions:

(a) in the case of a Borrowing, receipt by the Administrative Agent of an applicable Notice of Borrowing or, in the case of a Letter of Credit, a notice requesting the issuance of a Letter of Credit required by Section 2.16(b);

(b) the fact that, immediately after such Borrowing or such issuance, renewal or extension of a Letter of Credit, the aggregate Credit Exposure of all Banks will not exceed the aggregate amount of the Commitments;

(c) the fact that, and at the time of and immediately after such Borrowing or issuance, renewal or extension of a Letter of Credit, no Default shall have occurred and be continuing; and

(d) the fact that the representations and warranties of the Borrower contained in the Loan Documents (other than the representations and warranties set forth in Sections 4.4(c) and 4.5) shall be true on and as of the date of such Borrowing or issuance, renewal or extension of a Letter of Credit.

Each Borrowing and each issuance, renewal or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

Section 3.3 Defaulting Lenders. In addition to the other conditions precedent herein set forth, if any Bank becomes, and during the period it remains, a Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof unless such Issuing Bank is satisfied that any exposure that would result therefrom is fully covered by the cash collateralization obligations of the Borrower or the applicable Co-Borrower pursuant to Section 2.16(i).

Section 3.4 Co-Borrower Conditions. The designation of any Wholly-Owned Subsidiary of the Borrower as a Co-Borrower hereunder is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of the Designation Letter duly executed by the Borrower and such Co-Borrower;

(b) receipt by the Administrative Agent of written opinions (each addressed to the Administrative Agent and the Lenders) of (i) the General Counsel of such Co-Borrower and (ii) Hunton & Williams or such other special New York counsel for such Co-Borrower, in each case in form and substance satisfactory to the Administrative Agent and the Lenders, covering such matters relating to such Co-Borrower, the Designation Letter and the transactions contemplated thereby as they may require;

(c) receipt by the Administrative Agent of (i) a certificate of good standing with respect to such Co-Borrower issued by the Secretary of State or other appropriate governmental officer in its state of incorporation or formation, and (ii) a certificate of the Secretary or an Assistant Secretary, general partner or managing member of such Co-Borrower, in form and substance reasonably satisfactory to the Administrative Agent, attaching (A) organizational documents, (B) resolutions or consents approving and authorizing the execution and delivery of the Designation Letter and the performance of the transactions contemplated thereby which are in full force and effect, and (C) the names and true signatures of each officer, partner, member or other representative of such Co-Borrower who has been authorized to execute and deliver the Designation Letter on behalf of such Co-Borrower;

(d) if the addition of such Wholly-Owned Subsidiary of the Borrower as a Co-Borrower hereunder obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, then the Borrower shall have promptly, upon the request of the Administrative Agent or any Lender (which request shall have been made within 10 days following such Lender’s receipt of the applicable Designation Letter), supplied such documentation and other evidence as reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied, and the Administrative Agent or such Lender, shall have been satisfied, that it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations; and

(e) if such Wholly-Owned Subsidiary of the Borrower is organized under the laws of a jurisdiction other than of the United States or a State thereof and any Lender has notified the Administrative Agent and the Borrower within five (5) Business Days following its receipt of the Designation Letter that it cannot legally lend to, establish credit for the account of and/or do any business whatsoever with such Wholly-Owned Subsidiary, then the Borrower shall have notified the Administrative Agent and such Lender that the Commitments of such Lender have been terminated or assigned; provided that (x) in the case of the termination of the Commitments of such Lender, such Lender shall have received from the Borrower payment of an amount equal to the outstanding principal of its Loans and/or LC Disbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to such Lender hereunder and (y) in the case of an assignment of the Commitments of such Lender, such Lender shall have received an amount equal to the outstanding principal of its Loans and/or LC Disbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to such Lender hereunder from (1) an assignee (which if not a Bank, then a financial institution reasonably acceptable to the Administrative Agent, the Borrower and each Issuing Bank), to the extent of such outstanding principal and accrued interest and fees or (2) the Borrower or the relevant Co-Borrower (in the case of all other amounts).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.1 Corporate Existence and Power. The Borrower is a corporation validly existing and in good standing under the laws of the state of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.2 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party are within the Borrower’s corporate powers, have been authorized by all necessary corporate action, require no action or approval by or in respect of, or (except for informational filings under section 13 or 15(d) of the Exchange Act) filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 4.3 Binding Effect. This Agreement and each of the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with the respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4 Financial Information.

(a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, reported on by Pricewaterhouse Coopers LLP, a copy of which has been delivered to each of the Lenders, present fairly, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as at such date, and the results of their operations and their cash flows for such year, in conformity with generally accepted accounting principles practices applied consistently with those used in the preparation of the Borrower’s 2007 Form 10-K, except for changes in accounting principles disclosed in the Borrower’s 2008 Form 10-K and without regard to Section 1.2 hereof.

(b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2009 and the related unaudited consolidated statements of operations and cash flows for both the three months and six months then ended, set forth in the Borrower’s quarterly report for the fiscal quarter ended June 30, 2009 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Lenders have been prepared on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Borrower’s Form 10-Q for fiscal period ended June 30, 2008, except for changes in accounting principles disclosed in the Borrower’s Form 10-Q for the fiscal period ended June 30, 2009 and without regard to Section 1.2 hereof.

(c) Since December 31, 2008, there has been no material adverse change in the business, financial position or operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, nor have any matters or occurrences come to the Borrower’s attention which are likely to cause any material adverse change in the business, financial position or operations of the Borrower.

Section 4.5 Litigation. There is no action, suit, proceeding or investigation pending against, or to the knowledge of the Borrower threatened against, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity, legality or enforceability of this Agreement or any other Loan Document.

Section 4.6 Compliance with ERISA. Each member of each ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of any ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which failure or amendment has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA) that has resulted in liability to the Borrower in excess of $50,000,000 or that, when added to any other liabilities under Title IV of ERISA that have occurred within the twelve (12) month period immediately preceding such incurrence, has resulted in liability to the Borrower in excess of $50,000,000. As of the Effective Date, no ERISA Event has occurred with respect to any Plan or Multiemployer Plan that has resulted in liability to the Borrower in excess of $50,000,000 or that, when added to the liability related to any other ERISA Events that have occurred within the twelve (12) month period immediately preceding such ERISA Event, has resulted in liability to the Borrower in excess of $50,000,000.

Section 4.7 Subsidiaries. Each Domestic Subsidiary is a Corporation validly existing and in good standing under the laws of its jurisdiction of formation, and has all corporate or analogous powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.8 Not an Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.9 Certain Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board. Following the application of the proceeds of any Loan or Letter of Credit, no more than 25% of the value of the assets of the Borrower will consist of or be represented by margin stock (within the meaning of Regulation U of the Federal Reserve Board).

Section 4.10 Full Disclosure. The information prepared or furnished to the Administrative Agent, any Lender or any prospective Lender by or on behalf of the Borrower in connection with the Loan Documents or the consummation of the transactions contemplated thereunder, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, that with respect to projections and other forward-looking information, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made.

ARTICLE 5

COVENANTS

The Borrower agrees that, so long as any Bank has any Commitment hereunder, or there remains any Credit Exposure:

Section 5.1 Information. The Borrower will deliver to each of the Lenders:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification by independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, and the related consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in comparative form the figures for the corresponding date or period in the prior fiscal year, prepared in conformity with generally accepted accounting principles;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer (i) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (ii) setting forth (A) the Total Debt to Total Capitalization Ratio, (B) the Interest Coverage Ratio and (C) the ratio of Subsidiary Total Debt to Consolidated Net Worth, in each case as in effect on the last day of the immediately preceding fiscal quarter of the Borrower and showing the calculation thereof in reasonable detail;

(d) within five days after a Responsible Officer obtains knowledge of any Default, if such Default is then continuing, a certificate of a Responsible Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e) as soon as practicable and within five days after the Borrower knows or has reason to know that (i) an ERISA Event has occurred with respect to a Plan or Multiemployer Plan, (ii) any member of the ERISA Group has failed to make a timely contribution or premium payment in respect of a Plan that could give rise to a lien being imposed on the assets of the Borrower under ERISA, or (iii) any member of the ERISA Group has applied for a waiver of an accumulated funding deficiency under Section 412 of the Code, a statement of a Responsible Officer of the Borrower describing such event and any action that the Borrower or other member of the ERISA Group proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC, Internal Revenue Service, Department of Labor or that may be required by the PBGC or other governmental authority with respect to such event; provided, however, that no notice shall be required pursuant to this clause (e) unless such event has resulted in or is reasonably expected to result in liability to the Borrower in excess of $50,000,000 or the liability relating to one or more such events in the twelve (12) month period immediately preceding such event has resulted in or is reasonably expected to result in liability to the Borrower in excess of $50,000,000; and

(f) from time to time such additional information regarding the financial position, business or operations of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Section 5.2 Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Domestic Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) The Borrower will, and will cause each Domestic Subsidiary to, maintain (either in the name of the Borrower or in the relevant Domestic Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute of similar size engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.3 Payment of Taxes and Assessments, Conduct of Business; Maintenance of Existence; Etc. (a) The Borrower will, and will cause each Domestic Subsidiary to, pay all material Taxes, assessments and governmental charges levied or assessed upon it, its property, or upon any part thereof or upon its income or profits, or any part thereof, whether by withholding, advance payments or otherwise, before the same shall become delinquent, and will observe and conform to all lawful requirements of any governmental authority relative to any of its property, and all covenants, terms and conditions upon or under which any of its property is held; and within four months after receipt of notice of any lawful claims or demands for labor, materials or supplies or other objects which might become a lien or charge, material in amount, upon any Principal Property of the Borrower or any Domestic Subsidiary thereof or the income therefrom, it will pay or cause to be discharged to make adequate provision to satisfy and discharge the same; provided that nothing in this Section 5.3 or elsewhere in this Agreement contained shall require the Borrower or any Domestic Subsidiary thereof to observe or conform to any requirement of governmental authority or to cause to be paid or discharged, or to make provision for, any such claim, demand, lien or charge or to pay any such Taxes, assessment or governmental charge so long as (i) the validity thereof shall be contested in good faith and by proper proceedings, (ii) the failure to pay could not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, (iii) adequate reserves have been established with respect to any such Taxes, claims, demands, liens or charges and potential penalties or other costs relating thereto, or other adequate provision for payment thereof which shall be reasonably satisfactory to the Administrative Agent shall have been made, and (iv) no lien resulting therefrom attaches to its property and becomes enforceable against the Lenders and the Agents.

(b) Subject to the other provisions of this Agreement, the Borrower will, and will cause each Domestic Subsidiary to, maintain its corporate or analogous existence and right to carry on its business and procure all necessary renewals and extensions thereof and use its best efforts to maintain, preserve and renew all such rights, powers, privileges and franchises; provided, however, that nothing herein contained shall be construed to prevent the Borrower or each Domestic Subsidiary from ceasing or omitting to exercise any rights, powers, privileges or franchises (including, in the case of such Domestic Subsidiary, the corporate or analogous existence thereof) which in the judgment of the Board of Directors of the Borrower or such Domestic Subsidiary can no longer be profitably exercised, or to prevent the liquidation of such Domestic Subsidiary or the consolidation or merger of such Domestic Subsidiary or Domestic Subsidiaries with or into any other Domestic Subsidiary or Domestic Subsidiaries and/or the Borrower.

Section 5.4 Compliance with Laws. The Borrower will comply, and cause each Domestic Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation,

ERISA and the rules and regulations thereunder and Environmental Laws) which could materially adversely affect the business, consolidated financial position or operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity, legality or enforceability of this Agreement or any other Loan Document, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.5 Restrictions on Sale and Lease Back Transactions. The Borrower will not, nor will it permit any Domestic Subsidiary to, enter into any arrangement with any person providing for the leasing by the Borrower or any Domestic Subsidiary thereof of any Principal Property (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Borrower and a Domestic Subsidiary or between Domestic Subsidiaries), which Principal Property has been or is to be sold or transferred by the Borrower or such Domestic Subsidiary to such person (herein referred to as a “Sale and Lease back Transaction”) unless the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors of the Borrower) of such Principal Property and either (a) the Borrower or such Domestic Subsidiary would be entitled, pursuant to the provisions of (1) clause (i) of paragraph (a) of Section 5.6 or (2) paragraph (b) of Section 5.6 hereof, to incur Debt secured by a mortgage on the Principal Property to be leased without equally and ratably securing the Obligations, or (b) the Borrower shall, and in any such case the Borrower covenants that it will, within 120 days of the effective date of any such arrangement (or in the case of (ii) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120 day period), apply or cause to be applied an amount equal to the fair value (as so determined) of such Principal Property (i) to the payment or other retirement of Funded Debt incurred or assumed by the Borrower which ranks senior to or pari passu with the Obligations or of Funded Debt incurred or assumed by the Borrower or any Domestic Subsidiary thereof (other than, in any case, Funded Debt owned by the Borrower or any Domestic Subsidiary thereof) or (ii) to the purchase of Principal Property (other than the Principal Property involved in such sale). For this purpose, Funded Debt means any Debt which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of such Debt.

Section 5.6 Negative Pledge.

(a) The Borrower will not, nor will it permit any Domestic Subsidiary to, issue, assume or guarantee any Debt secured by any mortgage, security interest, pledge, lien or other encumbrance (hereinafter called “mortgage” or “mortgages”) upon any Principal Property of the Borrower or of a Domestic Subsidiary thereof or upon any shares of stock or indebtedness of any such Domestic Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively securing, concurrently with the issuance, assumption or guaranty of any such Debt, the Obligations (together with, if the Borrower shall so determine, any other indebtedness of or guaranteed by the Borrower or such Domestic Subsidiary ranking equally with or senior (whether by agreement or by structure) to the Obligations and then existing or thereafter created) equally and ratably with such Debt; provided, however, that the foregoing restrictions shall not apply to:

(i) mortgages on any property acquired, constructed or improved by the Borrower or any Domestic Subsidiary after the date of this Agreement which are created or assumed contemporaneously with, or within 120 days after, such acquisition, or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120 day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of this Agreement or, in addition to mortgages contemplated by clauses (ii) and (iii) below, mortgages on any property existing at the time of acquisition thereof, provided that the mortgage shall not apply to any property theretofore owned by the Borrower or any Domestic Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(ii) mortgages on any property, shares of stock, or indebtedness existing, at the time of acquisition thereof from a Corporation which is merged with or into the Borrower or such Domestic Subsidiary;

(iii) mortgages on property of a Corporation existing at the time such Corporation becomes a Domestic Subsidiary;

(iv) mortgages to secure Debt of (A) a Domestic Subsidiary of the Borrower to the Borrower or (B) a Domestic Subsidiary of the Borrower (other than a Domestic Subsidiary that is also a Co-Borrower) to another Domestic Subsidiary of the Borrower;

(v) mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages;

(vi) mortgages on timberlands in connection with an arrangement under which the Borrower or a Domestic Subsidiary thereof is obligated to cut or pay for timber in order to provide the secured party with a specified amount of money, however determined;

(vii) mortgages securing tax-exempt Debt of the Borrower or its Domestic Subsidiaries; or

(viii) mortgages for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any mortgage referred to in the foregoing clauses (i) to (iv), inclusive, or in this clause (viii) or any mortgage (A) on property of Westvaco Corporation or any domestic subsidiary thereof existing on March 1, 1983, or (B) on property of The Mead Corporation or any subsidiary thereof existing on November 10, 2000, provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements on such property).

(b) The provisions of subsection (a) of this Section 5.6 shall not apply to the issuance, assumption or guarantee by the Borrower or any Domestic Subsidiary thereof of Debt secured by a mortgage which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other Debt of the Borrower and its Domestic Subsidiaries secured by mortgages (other than mortgages permitted by subsection (a) of this Section 5.6) which would otherwise be subject to the foregoing restrictions and the Value of all Sale and Lease back Transactions (as defined in Section 5.5) of the Borrower and its Domestic Subsidiaries in existence at such time (other than any such Sale and Lease back Transaction which, if such Sale and Lease back Transaction had been a mortgage, would have been permitted by clause (i) of Section 5.6(a) and other than any such Sale and Lease back Transactions as to which application of amounts have been made in accordance with clause (b) of Section 5.5) does not at the time exceed 5% of Consolidated Net Tangible Assets of the Borrower.

The term “Value” shall mean, with respect to a Sale and Lease back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease back Transaction or (2) the fair value in the opinion of the Board of Directors of the Borrower of such property at the time of entering into such Sale and Lease back Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

(c) If at any time the Borrower or any Domestic Subsidiary thereof shall issue, assume or guarantee any Debt secured by any mortgage and if paragraph (a) of this Section 5.6 requires that the Obligations be secured equally and ratably with such Debt, the Borrower will promptly deliver to the Administrative Agent:

(i) an officer’s certificate stating that the covenant of the Borrower contained in paragraph (a) of this Section 5.6 has been complied with; and

(ii) an opinion of counsel to the effect that such covenant has been complied with, and that any instruments executed by the Borrower and each Domestic Subsidiary thereof in the performance of such covenant comply with the requirements of such covenant.

Section 5.7 Consolidations, Mergers and Sales of Assets. (a) Neither the Borrower nor any Co-Borrower shall consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i)(x) in the case of the Borrower, the corporation formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Required Banks, the due and punctual payment of the Obligations and the performance of every covenant of this Agreement on the part of the Borrower to be performed or observed and (y) in the case of a Co-Borrower, the corporation formed by such consolidation or into which such Co-Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of such Co-Borrower substantially as an entirety shall be (1) a Wholly-Owned Subsidiary of the Borrower that can and does become a Co-Borrower hereunder in accordance with the terms of this Agreement or (2) another Person acceptable to the Required Banks and that shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Required Banks, the due and punctual payment of the Obligations and the performance of every covenant of this Agreement on the part of such Co-Borrower to be performed or observed;

(ii) immediately after giving effect to such transaction, no Default shall have happened and be continuing; and

(iii) the Borrower has delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transferor lease and supplemental agreement comply with this Section 5.7 and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Upon any consolidation by the Borrower or any Co-Borrower with or merger by the Borrower or any Co-Borrower into any other corporation or any conveyance, transfer or lease of the properties and assets of the Borrower or any Co-Borrower substantially as an entirety in accordance with this Section 5.7, the successor corporation formed by such consolidation or into which the Borrower or such Co-Borrower, as the case may be, is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower or such Co-Borrower, as the case may be, under this Agreement with the same effect as if such successor corporation had been named as the Borrower or Co-Borrower, as the case may be, herein, and thereafter, except in the case of a lease, the predecessor corporation shall be relieved of all obligations and covenants under this Agreement.

(c) Neither the Borrower nor any Co-Borrower shall transfer any Principal Property to any one or more Subsidiaries of the Borrower, whether now existing or hereafter acquired.

Section 5.8 Use of Proceeds. The proceeds of the Loans made, and the Letters of Credit issued, under this Agreement will be used by the Borrower or the applicable Co-Borrower for its general corporate purposes. None of such proceeds will be used in violation of applicable law, including, without limitation, Regulations T, U and X of the Federal Reserve Board.

Section 5.9 Books and Records; Inspection. The Borrower will, and will cause each Domestic Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business, operations and activities. The Borrower will, and will cause each Domestic Subsidiary to, permit the Administrative Agent and the Lenders, or any agents or representatives thereof, upon reasonable advance written notification of the same, during normal business hours to, (a) examine and make copies of and abstracts from the records and books of the account of the Borrower and each Domestic Subsidiary, (b) visit the properties of the Borrower and each Domestic Subsidiary and (c) discuss the affairs, finances and accounts of the Borrower and each Domestic Subsidiary with any of their respective officers. So long as no Event of Default has occurred and is continuing, the Lenders shall coordinate such examinations and visits with the Administrative Agent such that no more than one such examination and visit per calendar quarter shall be made by the Administrative Agent and the Lenders in the aggregate, with each such examination and visit at the expense of each applicable Lender exercising such rights. If an Event of Default has occurred and is continuing, then the examination and inspection rights of the Administrative Agent and Lenders as contemplated by this Section 5.9(i) shall be unlimited in number, (ii) shall not require any advance notice to the Borrower, (iii) shall be without any coordination requirements among the Administrative Agent and the Lenders, and (iv) shall be at the expense of the Borrower.

Section 5.10 Receivables Facility Attributable Indebtedness. The Borrower will not at any time permit Receivables Facility Attributable Indebtedness of the Borrower and its Subsidiaries to exceed $300,000,000 in the aggregate.

Section 5.11 Total Debt to Total Capitalization Ratio. The Total Debt to Total Capitalization Ratio shall not exceed 0.55:1.00 at any time. For purposes of this Section, the following terms have the following meanings, subject to Section 1.2:

“Total Debt to Total Capitalization Ratio” shall mean, as of any date, the ratio, in each case with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, of (a) Total Debt as of such date to (b) the sum of (i) the amount determined under clause (a) of this defined term, plus (ii) the sum of shareholders’ equity, plus (iii) deferred income taxes, minus (iv) any noncash income (loss) attributable to interest rate or currency hedging or derivative arrangements, as each of the items set forth in clauses (ii)-(iv) of this defined term is set forth on the consolidated financial statements of the Borrower most recently delivered pursuant to Section 5.1(a) or (b), as the case may be; and

“Total Debt” means without duplication (i) all Debt, (ii) all obligations upon which interest charges are customarily paid, (iii) all obligations under conditional sale or other title retention agreements relating to property acquired, (iv) all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (v) all Total Debt of others secured by (or for which the holder of such Total Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Borrower or any Consolidated Subsidiary, whether or not the Total Debt secured thereby has been assumed, (vi) all guarantees of Total Debt of others, (vii) all capital lease obligations, (viii) all obligations, contingent or otherwise, of the Borrower and its Consolidated Subsidiaries as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations to pay a specified purchase price for goods or services which purchase price is payable whether or not such goods or services are delivered or accepted, (x) all obligations, contingent or otherwise, in respect of bankers’ acceptances, (xi) all Receivables Facility Attributed Indebtedness of the Borrower and its Consolidated Subsidiaries on the date of determination regardless of its treatment under generally accepted accounting principles, and (xii) to the extent not otherwise included, all net obligations under hedging agreements. The Total Debt of any Person shall include the Total Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Total Debt provide that such Person is not liable therefor. Notwithstanding the foregoing, the Total Debt of any Person shall not include Defeased Debt of such Person.

Section 5.12 Interest Coverage Ratio. The Interest Coverage Ratio for any Computation Period shall not be less than 3.25:1.00 for such Computation Period. For purposes of this Section, the following terms have the following meanings, subject to Section 1.2:

“Computation Period” means each period of four consecutive fiscal quarters of the Borrower ending on the last day of a fiscal quarter of the Borrower.

“Consolidated Net Income” means, for any period, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, the net income (or loss) appearing on the consolidated financial statements of the Borrower and its Consolidated Subsidiaries for such period.

“EBITDA” means, for any period, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, (a) Consolidated Net Income for such period, plus (b) the sum of, in each case for such period and to the extent included in the calculation of Consolidated Net Income for such period, but without duplication, (i) any provision for income taxes, (ii) Interest Expense, (iii) depreciation, depletion and amortization expenses, (iv) non-cash restructuring charges and non-cash one-time costs, and (v) any aggregate non-cash loss from the sale, exchange or other disposition of capital assets, minus (c) the sum of, in each case for such period and to the extent included in the calculation of Consolidated Net Income for such period, (i) any credit for income taxes, (ii) any aggregate net gain from the sale, exchange or other disposition of capital assets (ignoring gains from all sales of land and land improvement assets), and (iii) any other non-cash gains.

“Interest Coverage Ratio” means, for any Computation Period, the ratio of EBITDA for such Computation Period to Interest Expense for such Computation Period.

“Interest Expense” means, for any period, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, the sum of (a) interest expense for such period, as it appears in the consolidated financial statements and the notes to the consolidated financial statements of the Borrower for such period, minus (b) any interest expense with respect to “Insurance Policies” for such period, as it appears in the consolidated financial statements of the Borrower for such period, minus (c) any interest income for such period, as it appears in the consolidated financial statements of the Borrower for such period.

Section 5.13 Subsidiary Debt. The Borrower will not at any time allow any Subsidiary to incur any item constituting a part of Total Debt if, at the time of such incurrence and after giving effect thereto, Subsidiary Total Debt would exceed 10% of Consolidated Net Worth at such time; provided that in the case of any particular incurrence of an item constituting a part of Subsidiary Total Debt, Subsidiary Total Debt shall be determined on a pro forma basis for such incurrence, the substantially contemporaneous application of proceeds therefrom and the substantially contemporaneous consummation of any related transactions. For purposes of this Section, the following terms have the following meanings, subject to Section 1.2:

“Subsidiary Total Debt” means Total Debt of the Consolidated Subsidiaries on a consolidated basis, excluding, without duplication, any (a) Total Debt evidenced by the Timber Note Monetization, (b) Receivables Facility Attributed Indebtedness permitted under Section 5.10, (c) unsecured Total Debt of each Co-Borrower and (d) Total Debt to the extent owed to the Borrower; and

“Consolidated Net Worth” means, with respect to the Borrower as of any date of calculation, all items that would be required to be included under shareholders’ equity on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at such date.

ARTICLE 6

DEFAULTS

Section 6.1 Events of Default. If one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:

(a) the Borrower or any Co-Borrower shall fail to pay when due any principal of any Loan or reimbursement obligation in respect of any LC Disbursement, or shall fail to post any cash collateral when due under Section 2.16, or shall fail to pay within three Business Days of the due date thereof any interest on any Loan or LC Disbursement, or any fees or any other amount payable hereunder;

(b) the Borrower or any Co-Borrower shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those covered by clause (a) of this Section 6.1) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender;

(c) any representation, warranty, certification or statement made by the Borrower or any Co-Borrower in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been incorrect in any material respect when made or deemed made (other than any representation or warranty qualified by materiality, in which case, such representation or warranty shall prove to have been incorrect in any respect when made or deemed made, but giving effect to the materiality qualifier contained therein);

(d) the Borrower, any Co-Borrower or any Domestic Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

(e) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(f) the Borrower, any Co-Borrower or any Domestic Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate or analogous action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against the Borrower or any Domestic Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or any Domestic Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(h) any member of an ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA which could give rise to a lien being imposed on the assets of the Borrower under ERISA or any ERISA Event, or other event shall occur with respect to one or more Plans or Multiemployer Plans which could cause one or more members of any ERISA Group to incur a current payment obligation in excess of $75,000,000; or

(i) one or more judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against the Borrower, any Co-Borrower or any one or more Domestic Subsidiaries and (x) in the case of the Borrower, any Co-Borrower organized in the United States or any State thereof, or any one or more Domestic Subsidiaries, such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days and (y) in the case of any Co-Borrower not organized in the United States or any State thereof, such judgments or orders shall continue unsatisfied and shall be final and non-appealable;

then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks having more than 50% of the aggregate Credit Exposure, by notice to the Borrower declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (f) or (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.2 Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(b) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.1 Appointment and Authority. Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower and each Co-Borrower shall have no rights as third party beneficiaries of any of such provisions.

Section 7.2 Administrative Agent Individually. (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Co-Borrower or any of their respective Subsidiaries or other Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.2 as “Activities”) and may engage in the Activities with or on behalf of the Borrower, any Co-Borrower or any of their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrower, any Co-Borrower and their respective Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, any Co-Borrower or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of the Borrower, any Co-Borrower or their respective Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Borrower, any Co-Borrower or their respective Affiliates (including information concerning the ability of the Borrower or any Co-Borrower to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. No Agent or any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Co-Borrower or any of their respective Affiliates) or to account for any revenue or profits obtained in connection with the Activities, except that such Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by such Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrower, any Co-Borrower and their respective Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as an Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Borrower, any Co-Borrower or their respective Affiliates (including information concerning the ability of the Borrower or any Co-Borrower to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by any Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrower, any Co-Borrower or their respective Affiliates) or for its own account.

Section 7.3 Duties of Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Banks (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.6 or Article 6 or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document or the information memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, or instrument or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 7.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a

Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any Co-Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 7 and Section 9.3 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 7.6 Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify each Agent and each Issuing Bank (to the extent not reimbursed by the Borrowers) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss (except any loss in respect of any fee arrangement between the Borrower and any Agent to which each Bank is not a party) or liability (except such as result from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct) that such Agent or such Issuing Bank may suffer or incur in connection with the Loan Documents or any action taken or omitted by such Agent or such Issuing Bank thereunder.

Section 7.7 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Banks shall have the right, in consultation with the Borrower (except if an Event of Default is continuing, in which case no consultation with the Borrower shall be required), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring

Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower or any Co-Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower or any Co-Borrower and such successor Administrative Agent. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 7 and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.8 Non-Reliance on Administrative Agent and Other Lenders. (a) Each Lender confirms to each Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower or any Co-Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit, and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of the information memorandum and any other information delivered by any Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 7.9 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners, Lead Arrangers, Documentation Agents or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.1 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Spread Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b) Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Eurocurrency Rate as determined for such Interest Period will not adequately and fairly reflect the cost of such Banks of funding their Spread Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Spread Loans shall be suspended. Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Spread Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Spread Borrowing is a Committed Euro-Dollar Borrowing or a Committed Alternate Currency Borrowing, such Borrowing shall instead be made as a Committed Base Rate Borrowing and (ii) if such Spread Borrowing is a Money Market Margin Auction Borrowing, the Money Market Margin Auction Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

Section 8.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any applicable lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or any applicable lending office) to make, maintain or fund its Alternate Currency Loans or Eurocurrency Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurocurrency Loans and/or Alternate Currency Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Alternate Currency Loans or Eurocurrency Loans to maturity and shall so specify in such notice, the Borrower or the applicable Co-Borrower shall immediately prepay in full the then outstanding principal amount of each such Eurocurrency Loan and Alternate Currency Loan, together with accrued interest thereon. Concurrently with prepaying each such Eurocurrency Loan and Alternate Currency Loan, the Borrower or the applicable Co-Borrower shall borrow a Committed Base Rate Loan in a Dollar Equivalent principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Eurocurrency Loans or Alternate Currency Loans of the other Banks), and such Bank shall make such a Committed Base Rate Loan.

Section 8.3 Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Loan (other than a Committed Base Rate Loan) or Letter of Credit or any obligation to make such Committed Loans or issue or participate in any Letter of Credit (each an “Affected Committed Credits or Obligation”) or (y) the date of the related Money Market Quote, in the case of any Money Market Loan (each an “Affected Money Market Credit or Obligation” and, together with each Affected Committed Credit or Obligation, an “Affected Credit or Obligation”), the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its applicable lending office) to any tax, duty or other charge with respect to its Affected Loans or Obligations, or shall change the basis of taxation of payments to any Lender (or its applicable lending office) of the principal of or interest in respect of its Affected Loans or Obligations or any other amounts due under this Agreement in respect of its Affected Loans or Obligations (except for changes in the rate of tax on the overall net income of such Lender or its applicable lending office imposed by the jurisdiction in which such Lender’s principal executive office or applicable lending office is located); or

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board, but excluding with respect to any Eurocurrency Loan, any such requirement included in an applicable Eurocurrency Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable lending office) or shall impose on any Lender (or its applicable lending office) or on the London interbank market any other condition affecting its Affected Loans or Obligations;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable lending office) of making or maintaining any Affected Loan or Obligation, or the cost to such Lender of issuing, participating in or maintaining any Affected Loan or Obligation, or to reduce the amount of any sum received or receivable by such Lender (or its applicable lending office) under this Agreement or in respect of its portion of the Obligations with respect thereto, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding the foregoing, the Borrowers’ obligation to compensate a Lender for any increased costs or reductions under this Section 8.3 that are attributable to taxes shall be governed by Section 8.6.

(b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent Company) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent Company) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent Company) for such reduction.

(c) Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different applicable lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth a calculation in reasonable detail of the additional amount or amounts to be paid to it hereunder shall be conclusive if prepared in good faith and on a reasonable basis. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.4 Committed Base Rate Loans Substituted for Affected Loans. If (i) the obligation of any Lender to make Eurocurrency Loans or Alternate Currency Loans has been suspended pursuant to Section 8.2 or (ii) any Lender has demanded compensation under Section 8.3(a) and the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a) all Loans which would otherwise be made by such Bank as Eurocurrency Loans or Alternate Currency Loans shall be made instead as Committed Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

(b) after each of its Eurocurrency Loans or Alternate Currency Loans has been repaid, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Committed Base Rate Loans instead.

Section 8.5 Substitution or Removal of Bank. (a) If with respect to any Bank, (i) such Bank has demanded compensation under Section 8.3, or (ii) any of the Borrowers shall become obligated pursuant to Section 8.6(a) to increase the amount of any payment to or for the benefit of such Bank, the Borrower shall have the right at its sole expense (including the fees referred to in Section 9.6(b)), with the assistance of the Administrative Agent, to seek a substitute bank or banks (which may be one or more of the Banks) to purchase its portion of the Obligations and assume the Commitment of such Bank; provided that if such substitute bank is not a Bank, then (x) such substitute bank shall have been approved by the Administrative Agent and each Issuing Bank and (y) the Borrower shall have paid the Administrative Agent a $3,500 administrative fee. A Bank may not be replaced pursuant to this Section 8.5(a) unless, among other things, no Default has occurred and is continuing, such Bank has received all outstanding principal of, and accrued interest on, such Bank’s Loans, all accrued fees owing to such Bank hereunder, and all other sums then due and payable to such Bank (including, without limitation, any sums that would be due to such Bank under Article 8), and if such Bank is replaced pursuant to this Section 8.5(a), such Bank shall continue to be entitled to the benefits of Sections 2.13, 8.3, 8.6 and 9.3.

(b) If any Bank becomes a Non-Consenting Bank, then the Borrower, at its sole expense (including the fees referred to in Section 9.6(b)) and effort, shall have the right, within 45 days of the date such Bank became a Non-Consenting Bank (a) to seek a substitute bank or banks (which may be one or more of the Banks) to purchase its portion of the Obligations and assume the Commitment of such Bank, provided that if any such substitute bank is not a Bank, then (x) such substitute bank shall have been approved by the Administrative Agent and each Issuing Bank and (y) the Borrower shall have paid the Administrative Agent a $3,500 administrative fee, or (b) provided that no Default shall have occurred and be continuing, to remove such Bank as a “Bank” pursuant to this Section; provided that after giving effect to each removal of a Non-Consenting Bank, the sum of (A) a fraction (expressed as a percentage), the numerator of which is the Commitment of such Non-Consenting Bank, and the denominator of which is the sum of the aggregate Commitments existing at the time immediately prior to the removal of such Non-Consenting Bank, plus (B) with respect to each other Non-Consenting Bank removed in accordance with this Section since the Effective Date, the percentage calculated with respect thereto under the immediately preceding clause (A) at the time of the removal of such prior Non-Consenting Bank, shall not exceed 15%. A Non-Consenting Bank that has been duly selected by the Borrower to be removed shall be removed as a “Bank” effective upon (i) the delivery to the Administrative Agent and such Non-Consenting Bank of a written notice to such effect, (ii) the payment to the Administrative Agent, for the account of such Bank, of all outstanding principal of, and accrued interest on, such Bank’s Loans and all accrued fees owing to such Bank hereunder, and (iii) the payment to such Non-Consenting Bank of all other sums then due and payable thereto (including, without limitation, any sums that would be due to such Non-Consenting Bank under Article 8), at which time the Commitment of such Non-Consenting Bank shall automatically terminate and such Non-Consenting Bank shall no longer be a “Bank” under the Loan Documents (but shall continue to be entitled to the benefits of Sections 2.13, 8.3, 8.6 and 9.3). In the event that (x) the Borrower or the Administrative Agent has requested the Banks to consent to a departure from or waiver of any provisions of the Loan Documents or agree to any amendment thereto and (y) Required Banks have agreed to such consent, waiver or amendment, then any Bank that does not agree to such consent, waiver or amendment (whether affirmatively or by failure to respond within five Business Days of a request therefor) shall be deemed a “Non-Consenting Bank”.

Section 8.6 Taxes. (a) Each payment made by any of the Borrowers to a Lender or the Administrative Agent under each Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes. If any such Non-Excluded Taxes are required to be withheld from any amount payable by the Borrower or the applicable Co-Borrower to the Administrative Agent or any Lender hereunder or under any Loan Document, in each such case (i) such amount payable shall be increased by the Borrower or the applicable Co-Borrower by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.6) the Administrative Agent or such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the applicable Co-Borrower shall make such deductions, and (iii) the Borrower or the applicable Co-Borrower shall pay the full amount deducted to the relevant taxing authority or other governmental authority in accordance with applicable law. Whenever any Non-Excluded Taxes or Other Taxes are payable by any of the Borrowers, as promptly as possible thereafter, but no later than thirty (30) days after the date of payment, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or the applicable Co-Borrower showing payment of the full amount thereof.

(b) Each Lender (or any assignee or participant described in Section 9.6) that is not a United States Person within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a participant described in Section 9.6, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN; Form W-8ECI (as applicable), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 87 1(h) or 88 1(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender, claiming an exemption with respect to payments of “portfolio interest”, delivers a Form W-8BEN, an annual certificate representing that such Non-U.S. Lender is not a “bank” for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code) or any other similar representations required under any successor exemptions), properly completed and duly executed by such Non-U.S. Lender claiming that such Non-U.S. Lender is, on the date of delivery thereof, exempt from U.S. federal withholding tax on all payments by the Borrowers under the Loan Documents, or subject to a reduced rate of U.S. federal withholding tax with respect to such payments, and any other forms or documentation reasonably requested by Borrower or the Administrative Agent from time to time to establish an exemption from or reduction in any U.S. federal withholding taxes. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to any Loan Document and on or before such date, if any, such Non-U.S. Lender changes its applicable lending office (or, in the case of any such participant, on or before the date such participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose) or that a certificate previously provided has become inapplicable. Notwithstanding any other provision of this paragraph (b), a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph (i) that such Non-U.S. Lender is not legally able to complete, execute and deliver, or (ii) which results, in the reasonable determination of such Non-U.S. Lender, in the imposition of (1) any additional material out-of-pocket costs in each case, not otherwise indemnified by the Borrowers in a manner satisfactory to such Lender or (2) any other material adverse consequences.

(c) A Lender that is entitled to an exemption from or reduction of non-U.S. Non- Excluded Tax shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that (i) such Lender is legally entitled to complete, execute and deliver such documentation, or (ii) the completion, execution and delivery of such documentation does not result, in the reasonable determination of such Lender, in the imposition of (1) any additional material out-of-pocket costs in each case, not otherwise indemnified by the Borrowers in a manner satisfactory to such Lender or (2) any other material adverse consequences.

(d) The Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording or similar taxes, charges or levies which arise from any payment made by the Borrowers hereunder or under the other Loan Documents or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, any Loan Document or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(e) The Borrowers shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Non-Excluded Taxes or Other Taxes and for the full amount of any Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 8.6 imposed on or paid by such Lender or such Administrative Agent (as the case may be) and any liability (including expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the applicable jurisdiction. This indemnification shall be made within 30 days from the date such Lender or such Administrative Agent (as the case may be) makes written demand therefor.

(f) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or a Co-Borrower or with respect to which the Borrower or a Co-Borrower has paid additional amounts, in either case pursuant to this Section 8.6, it shall pay over such refund to the Borrower or the applicable Co-Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the applicable Co-Borrower under this Section 8.6 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that the Borrower or the applicable Co-Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount (or portion thereof) paid over to the Borrower or the applicable Co-Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund (or portion thereof) to such governmental authority.

(g) Nothing in this Section 8.6 shall be construed to require the Administrative Agent or any Lender to make any tax returns or other confidential information available to any of the Borrowers or any other Person.

(h) At the request of the Borrower, the Administrative Agent and each Lender shall take reasonable steps to avoid the need for the Borrowers to pay any amounts under this Section 8.6 to or for the account of the Administrative Agent or such Lender, as the case may be, if such steps will not, in the reasonable judgment of the Administrative Agent or such Lender, be otherwise disadvantageous to the Administrative Agent or such Lender.

(i) Amounts payable by the Borrowers under this Section 8.6 shall be in addition to, but not in duplication of, amounts otherwise payable by the Borrowers under the Loan Documents.

(j) The agreements in this Section 8.6 shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to the Borrower at 299 Park Avenue, New York, New York 10171, Attention Treasurer (Facsimile No. (212) 318-5691), with a copy to General Counsel (Facsimile No. (212) 318-5035);

(ii) if to the Administrative Agent, to the Administrative Agent’s Office;

(iii) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto; and

(iv) if to a Co-Borrower, to it at its address (or telecopy number) set forth in its Designation Letter pursuant to which such Co-Borrower shall have become a party hereto.

or, if any of (i), (ii), (iii), or (iv) at such other address or facsimile number as the applicable party may designate from time to time in a written notice to the Borrower and the Administrative Agent.

(b) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, (ii) on the date of transmission if sent by electronic mail or through the Internet or (iii) on the date five Business Days after dispatch by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1.

(c) The Borrower and each Co-Borrower hereby agrees that, unless otherwise requested by the Administrative Agent, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement set forth in Article 3 and/or any borrowing or other extension of credit hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format reasonably acceptable to the Administrative Agent to GLAgentOfficeOps@citigroup.com (or such other e-mail address designated by the Administrative Agent from time to time in a written notice to the Borrower). The Administrative Agent and each Lender hereby agrees that, notwithstanding any other provision hereof, any Communication delivered by the Borrower or any Co-Borrower pursuant to this paragraph shall be deemed to have been delivered in accordance with this Agreement.

(d) Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”). Nothing in this Section 9.1 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in this Agreement.

(e) The Borrower and each Co-Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or any Co-Borrower or their respective securities) (each, a “Public Lender”). The Borrower and each Co-Borrower hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrower and each Co-Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or any Co-Borrower or their respective securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

(f) Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(g) Each party hereto agrees that any electronic communication referred to in this Section 9.1 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Administrative Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Administrative Agent, upon the posting of a record of such communication as “received” in the e-mail system of the Administrative Agent; provided that if such communication is not so received by the Administrative Agent during the normal business hours of the Administrative Agent, such communication shall be deemed delivered at the opening of business on the next Business Day for the Administrative Agent.

(h) Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Communications and the Platform are provided “as is” and “as available,” (iii) none of the Administrative Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Citigroup Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Citigroup Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with any Communications or the Platform.

Section 9.2 No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3 Expenses; Indemnification. (a) The Borrowers shall pay (i) all out of pocket expenses of the Agents, including fees and disbursements of special counsel for the Agents, in connection with the preparation and administration of each Loan Document, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default, (ii) all reasonable out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out of pocket expenses incurred by any Agent or Lender, including fees and disbursements of counsel, in connection with any enforcement of rights or workout, any Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrowers agree to indemnify each Agent, each Lender and their respective Affiliates and the respective directors, officers, employees, agents and advisors of such Agent, such Lender and such Lender’s Affiliates (each of the foregoing being an “Indemnified Person”) and hold each Indemnified Person harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnified

Person (or by any Agent (together with its officers, directors, employees, agents and advisors and Affiliates) in connection with its actions as Agent hereunder) in connection with or arising out of or as a result of (i) the execution, delivery or performance of the Loan Documents, any agreement or instrument contemplated thereby, the transactions contemplated thereby or any Loan or Letter of Credit, or the actual or proposed used of the Loans or Letters of Credit or (ii) any investigative, administrative or judicial proceeding (whether or not such Indemnified Person shall be designated a party thereto) relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loans or Letters of Credit hereunder including any refusal of an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit; provided that no Indemnified Person shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment. Notwithstanding the above, no Bank will be entitled to indemnification with respect to any facility fees for which such Bank was not entitled to receive as a result of being a Defaulting Lender pursuant to Section 2.8(e).

(c) To the fullest extent permitted by applicable law, none of the Borrowers shall assert, and each of the Borrowers hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any issuance of a Letter of Credit. No Indemnified Person referred to in Section 9.3 shall be liable for any damages arising from the use by unintended or unauthorized recipients of any information or other materials distributed by it through telecommunications, electronic or other similar information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 9.4 Sharing of Set Offs and Payments. Each Lender agrees that if it shall, by exercising any right of set off or counterclaim or by any other means, receive payment of a proportion of the aggregate amount of the Obligations held by it (other than in the circumstances contemplated by Section 8.5) which is greater than the proportion received by any other Lender in respect of the Obligations held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Obligations held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of the Obligations held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than the Obligations. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Bank’s portion of the Obligations, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set off or counterclaim and other rights with respect to such participation as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 9.5 Amendments and Waivers. Any provision of the Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall (i) increase the Commitment of any Bank without the written consent of such Bank, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder without the written consent of each Bank affected thereby, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder without the written consent of each Bank affected thereby, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Obligations, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement without the written consent of each Bank, (v) change any provision hereof in any manner that would alter the pro rata sharing of payments required by this Agreement without the written consent of each Bank, (vi) add any additional currency as an Agreement Currency without the written consent of each Bank, (vii) waive any condition set forth in Section 3.1 or Section 3.2 without the written consent of each Bank, (viii) change any provision of this Section without the written consent of each Bank, or (ix) change any provision of the Loan Documents affecting the rights or obligations of any Issuing Bank without the consent of such Issuing Bank. Anything herein to the contrary notwithstanding, during such period that a Bank is a Defaulting Lender, to the fullest extent permitted by applicable law, such Defaulting Lender will not be entitled to vote in respect of amendments and waivers hereunder which are subject to the approval of the Required Banks, and the Commitment and the outstanding Loans or other extensions of credit of such Defaulting Lender hereunder will not be taken into account in determining whether the Required Banks have approved any such amendment or waiver (and the definition of “Required Banks” will automatically be deemed modified accordingly for the duration of such period).

Section 9.6 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of the Borrowers may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders; and provided further that except as contemplated by sub sections (b), (e) and (f) of this Section 9.6 and by Sections 2.4(b) and 9.4, no Lender may assign, grant participations in or otherwise transfer any of its rights or obligations under this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its LC Exposure and the Loans and other Obligations at the time owing to it), provided that (i) except in the case of an assignment to a Lender, an Eligible Affiliate or an Approved Fund, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or any portion of a Commitment, each Issuing Bank) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Bank, an Eligible Affiliate or an assignment of the entire remaining amount of the assigning Bank’s Commitment, or unless the Borrower, each Issuing Bank and the Administrative Agent shall otherwise consent, the amount of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be $10,000,000 or a larger multiple of $1,000,000, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500, (iv) any assignment to the Borrower or any Affiliate thereof shall require the prior written consent of each of the Lenders and each Issuing Bank, and (v) the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire, and provided further, that any consent of the Borrower otherwise required under this paragraph shall not be required if a Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 8.3, 8.6 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph or paragraph (f) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. For purposes of this Section 9.6(b), “Eligible Affiliate” means, with respect to any Lender, any Affiliate thereof that has combined capital and surplus of at least $250,000,000.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance and each notice of removal of a Bank under Section 8.5 delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent clearly demonstrable error, and the Borrowers and each Lender and the Administrative Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender and the Administrative Agent, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. Upon the effectiveness of any removal of a Bank pursuant to Section 8.5, the Administrative Agent shall record the relevant information in the Register. No assignment shall be effective, and no removal of any Bank shall be effective, for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in any of its Obligations. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i) through (viii) of Section 9.5 without the consent of the Participant. The Borrowers agree that each Participant shall, to the extent provided in its participation agreement and subject to the requirements of Article 8, be entitled to the benefits of Article 8 with respect to its participating interest.

(f) Any Lender may at any time, without the consent of the Administrative Agent or any of the Borrowers, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure the obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(g) No Participant in any Lender’s Credit Exposure shall be entitled to receive any greater payment under Section 8.3 and Section 8.6 than such Lender would have been entitled to receive.

Section 9.7 [Intentionally omitted]

Section 9.8 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

Section 9.9 Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to the Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12 Judgment Currency. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

(b) The obligation of the Borrower and each Co-Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, the Borrower and each Co-Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to the Borrower or such Co-Borrower, as the case may be, such excess.

Section 9.13 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Co-Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-5 6 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and such Co-Borrower, which information includes the name and address of the Borrower and such Co-Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and such Co-Borrower in accordance with the Patriot Act.

Section 9.14 Right of Setoff. If a Default or Event of Default shall have occurred and be continuing, each Lender (and any of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of the Borrower or any Co-Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.15 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or any Co-Borrower herein or in any other Loan Document and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated or there remains any Credit Exposure.

Section 9.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable on the Loan of such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

Section 9.17 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.18 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.19 No Fiduciary Relationship. The Borrower and each Co-Borrower agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, any Co-Borrower and their respective Affiliates, on the one hand, and Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 9.20 Confidentiality. Each of the Administrative Agent and each Lender agrees, for the benefit of the Borrower and each Co-Borrower, to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower or any Co-Borrower and their respective obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the written consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or a Co-Borrower.

For purposes of this Section, “Information” means all information received from the Borrower, any Co-Borrower or any of their respective Subsidiaries relating to the Borrower, any Co-Borrower or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any Co-Borrower or any of their respective Subsidiaries, provided that, in the case of information received from the Borrower, any Co-Borrower or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.21 Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing in their discretion that a Bank that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Committed Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Committed Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 9.22 Joint and Several Liability. The Borrower and each Co-Borrower shall be jointly and severally liable for all Obligations, as more specifically set forth in each Designation Letter.

MEADWESTVACO CORPORATION

CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MEADWESTVACO CORPORATION

By:
Name:
Title:

MEADWESTVACO CORPORATION

CREDIT AGREEMENT

Commitment: [$ ]	CITIBANK, N.A., as the Administrative Agent

By:
Name:
Title:

MEADWESTVACO CORPORATION

CREDIT AGREEMENT

Commitment: [$ ]	BANK OF AMERICA, N.A.

By:
Name:
Title:

MEADWESTVACO CORPORATION

CREDIT AGREEMENT

Commitment: [$ ]	BARCLAYS BANK PLC

By:
Name:
Title:

MEADWESTVACO CORPORATION

CREDIT AGREEMENT

Commitment: [$ ]	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:
Name:
Title:

MEADWESTVACO CORPORATION

CREDIT AGREEMENT

Commitment: [$ ]	UBS LOAN FINANCE LLC

By:
Name:
Title:

MEADWESTVACO CORPORATION

CREDIT AGREEMENT

Commitment: [$ ]

By:
Name:
Title:

SCHEDULE 1

ADMINISTRATIVE AGENT ADDRESS

Citibank, N.A., as Administrative Agent

Two Penns Way, Suite 200

New Castle, Delaware 19720

Attn:

Telephone:

Facsimile:

E-mail:

with a copy to:

390 Greenwich Street, 1st Floor

New York, New York, 10013

Attn:

Telephone:

Facsimile:

E-mail:

Wire Instructions for USD Payments:

Bank Name: Citibank N.A.

ABA/Routing No.:

Swift Code:

Account Name:

Account No:

Reference: MeadWestvaco Corporation

Wire Instruction for Alternate Currency Payments:

Bank Name: Citibank London

Swift Code:

Account Name:

Account No:

Reference: MeadWestvaco Corporation

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:	____________________________

2. Assignee[s]:	____________________________

____________________________

____________________________

[and is an [Affiliate][Approved Fund] of [identify Lender]

3. Borrower:	MeadWestvaco Corporation

4. Co-Borrowers (if applicable)	____________________________

5. Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

6. Credit Agreement:	The Credit Agreement dated as of October [—], 2009 among MeadWestvaco Corporation and the other entities party thereto from time to time, as Borrowers, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and UBS Loan Finance LLC, as Documentation Agents

7. Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[5]
		$	$	%
		$	$	%
		$	$	%

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][6]

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][7]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][8] Accepted:

Citibank, N.A., as Administrative Agent

By
Name:
Title:

[6]	Add additional signature blocks as needed.
[7]	Add additional signature blocks as needed.
[8]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]9

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[9]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

TO ASSIGNMENT AND ACCEPTANCE

MEADWESTVACO CORPORATION CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower or any Co-Borrower, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or any Co-Borrower, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.6(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.6(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF COMMITMENT INCREASE SUPPLEMENT

COMMITMENT INCREASE SUPPLEMENT, dated as of                      200    , to the CREDIT AGREEMENT, dated as of October [—], 2009 (as amended, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”) by and among MeadWestvaco Corporation and the other entities party thereto from time to time, as Borrowers, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and UBS Loan Finance LLC, as Documentation Agents. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1. Pursuant to Section 2.9(b) of the Credit Agreement, the Borrower hereby submits this Commitment Increase Supplement to the Administrative Agent.

2. Each of the following Banks (each an “Increasing Bank”) has been invited by the Borrower, and is ready, willing and able, to increase its Commitment as follows:

Name of Bank	Commitment (after giving effect to this increase)
$
$

3. Each of the following Persons (each a “Proposed Bank”) has been invited by the Borrower, and is ready, willing and able, to become a “Bank” and provide a new Commitment as follows:

Name of Person	Commitment
$
$

4. The Borrower hereby represents and warrants to the Administrative Agent, each Lender, each Increasing Bank and each Proposed Bank that, assuming the Administrative Agent executes and delivers this Commitment Increase Supplement, all of the conditions set forth in Section 2.9(b) of the Credit Agreement have been satisfied.

5. Pursuant to Section 2.9(b) of the Credit Agreement, by execution and delivery of this Commitment Increase Supplement, together with the satisfaction of all of the other requirements set forth in such Section 2.9(b), (a) each Increasing Bank’s Commitment shall be increased to the amount set forth above next to its name, and (b) each Proposed Bank shall become a party to the Credit Agreement and shall for all purposes of the Loan Documents be deemed a “Bank” having a Commitment as set forth above next to its name.

[signature page follows]

MEADWESTVACO CORPORATION

COMMITMENT INCREASE SUPPLEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Increase Supplement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MEADWESTVACO CORPORATION

By:
Name:
Title:

MEADWESTVACO CORPORATION

COMMITMENT INCREASE SUPPLEMENT

[INCREASING BANK]

By:
Name:
Title:

[PROPOSED BANK]

By:
Name:
Title:

Consented to:1

[NAME OF ISSUING BANK]

By
Name:
Title:

[Consented to and][2] Accepted:

Citibank, N.A., as Administrative Agent

By
Name:
Title:

[1]	Consent of each Issuing Bank is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

EXHIBIT C

FORM OF MONEY MARKET QUOTE REQUEST

[Date]

To:	Citibank, N.A., as Administrative Agent

From:	MeadWestvaco Corporation (the “Borrower”)

Re:	Credit Agreement, dated as of October [—], 2009, by and among MeadWestvaco Corporation and the other entities party thereto from time to time, as Borrowers, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and UBS Loan Finance LLC, as Documentation Agents (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

We hereby give notice pursuant to Section 2.3 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Date of Borrowing:_______________

Currency for such Borrowing:_____________________1

Borrower(s) to be recipient of funds:_________

Principal Amount[2]	Interest Period
$

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate].

Terms used herein have the meanings assigned to them in the Credit Agreement.

MEADWESTVACO CORPORATION

By:
Title:

[1]	Must specify an Agreement Currency.
[2]	Amount must be (1) $10,000,000 or a larger multiple of $1,000,000 or (2) the Dollar Equivalent amount of the amount determined under clause (1).

EXHIBIT D

FORM OF INVITATION FOR MONEY MARKET QUOTES

To:	[NAME OF BANK]

Re:	Invitation for Money Market Quotes to MeadWestvaco Corporation (the “Borrower”)

Pursuant to Section 2.3 of the Credit Agreement, dated as of October [—], 2009, by and among MeadWestvaco Corporation and the other entities party thereto from time to time, as Borrowers, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and UBS Loan Finance LLC, as Documentation Agents, as the same may be amended, supplemented or otherwise modified from time to time, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):

Date of Borrowing:______________

Currency for such Borrowing:___________________1

Borrower(s) to be recipient of funds:________

Principal Amount[2]	Interest Period
$

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate].

Please respond to this invitation by no later than [2:00 P.M. (for any Money Market Alternate Currency Borrowing)] [2:00 P.M. (for any Money Market Domestic Margin Auction Borrowing)] [9:15 A.M. (for any Money Market Domestic Absolute Rate Auction)] (New York City time) on [DATE].3

CITIBANK, N.A., as Administrative Agent

By:
Authorized Officer

[1]	Must specify an Agreement Currency.
[2]	Amount must be (1) $10,000,000 or a larger multiple of $1,000,000 or (2) the Dollar Equivalent amount of the amount determined under clause (1).
[3]	See Section 2.3 of the Credit Agreement to determine the applicable date.

EXHIBIT E

FORM OF MONEY MARKET QUOTE

CITIBANK, N.A., as Administrative Agent

388 Greenwich St.

New York, New York 10013

Attention:

Re:	Money Market Quote to MeadWestvaco Corporation (the “Borrower”)

In response to your invitation on behalf of the Borrower dated                         , we hereby make the following Money Market Quote on the following terms:

1.	Quoting Bank:__________________________________________________

2.	Person to contact at Quoting Bank:___________________________________

3.	Date of Borrowing:_____________________________________________________________________1

4.	Currency of such Borrowing___________________________________________________________2

5.	We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Money Market
Principal Amount[3]	Interest Period[4]	[Margins5] [Absolute Rate6]

[1]	As specified in the related Invitation.
[2]	As specified in the related Invitation.
[3]

Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for (1) $5,000,000 or a larger multiple of $1,000,000, or (2) if such Money Market Loan is denominated in a currency other than Dollars, the Dollar Equivalent amount of the amounts determined under clause (1).

[4]	As specified in the related Invitation.
[5]	Margin over or under the Eurocurrency Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000th of 1%) and specify whether “PLUS” or “MINUS”.
[6]	Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, dated as of October [—], 2009, by and among MeadWestvaco Corporation and the other entities party thereto from time to time, as Borrowers, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and UBS Loan Finance LLC, as Documentation Agents, as the same may be amended, supplemented or otherwise modified from time to time, irrevocably obligates us to make Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF BANK]

By:
Authorized Officer

Dated:

EXHIBIT F

FORM OF DESIGNATION LETTER

                                                                      ,

To Citibank, N.A.,

as Administrative Agent

Attention:

Ladies and Gentlemen:

We make reference to the Credit Agreement dated as of October [        ], 2009 (said agreement, as further amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”), by and among MeadWestvaco Corporation and the other entities party thereto from time to time, as Borrowers, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and UBS Loan Finance LLC, as Documentation Agents. Terms defined in the Credit Agreement are used herein as defined therein.

The Borrower hereby designates [                        ] (the “Co-Borrower”), a Wholly-Owned Subsidiary of the Borrower and an entity duly formed and organized under the laws of [                        ], as a Co-Borrower in accordance with Section 2.17(a) of the Credit Agreement until such designation is terminated in accordance with said Section 2.17(b).

The Co-Borrower hereby accepts the above designation and hereby expressly and unconditionally accepts the obligations of a Co-Borrower under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon its execution and return to the Borrower of the enclosed copy of this letter, it shall be a Co-Borrower for purposes of the Credit Agreement and agrees to be bound by and perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Co-Borrower. The Co-Borrower hereby authorizes and empowers the Borrower to act as its representative and attorney-in-fact for the purposes of executing and delivering all documents, instruments and certificates and giving and receiving notices (including Notices of Borrowing under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization. The Borrower hereby accepts such authorization and appointment.

The Borrower and the Co-Borrower each state and acknowledge that: (i) each has determined that it will benefit specifically and materially from the advances of credit contemplated by the Credit Agreement and the Loan Documents; and (ii) it is both a condition precedent to the obligations of each Lender under the Credit Agreement and a desire of the Borrower and the Co-Borrower to execute and deliver this Designation Letter.

The Borrower and the Co-Borrower shall be liable for all amounts due to the Administrative Agent and/or any Lender from the Borrower or any other Co-Borrower under the Credit Agreement, regardless of which of the Borrower or any Co-Borrower actually receives Loans, the benefit of any issuance of a Letter of Credit or other extensions of credit under the Credit Agreement (all such extensions of credit being, collectively, “Extensions of Credit”) or the amount of such Extensions of Credit received by the Borrower or any Co-Borrower or the manner in which the Administrative Agent and/or such Lender accounts for such Extensions of Credit on its books and records (without limiting the foregoing, the Borrower and the Co-Borrower shall be liable for Extensions of Credit made to the Borrower and any other Co-Borrower). Each of the Borrower’s and the Co-Borrower’s Obligations with respect to Extensions of Credit made to it, and the Borrowers’ Obligations arising as a result of the joint and several liability of the Borrowers under the Credit Agreement, with respect to Extensions of Credit made to the Borrower or any Co-Borrower under the Credit Agreement, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of the Borrower or the Co-Borrower, as the case may be.

The Borrower and the Co-Borrower each agree that if the Borrowers’ joint and several liability under the Credit Agreement, or if any Liens securing such joint and several liability, would, but for the application of this sentence, be unenforceable under applicable law, such joint and several liability and each such Lien shall be valid and enforceable to the maximum extent that would not cause such joint and several liability or such Lien to be unenforceable under applicable law, and such joint and several liability and such Lien shall be deemed to have been automatically amended accordingly at all relevant times.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may proceed directly and at once, without notice, against the Borrower or the Co-Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the Borrower, any Co-Borrower or any other Person. The Borrower and the Co-Borrower each consent and agree that the Administrative Agent shall be under no obligation to marshal any assets in favor of the Borrower or the Co-Borrower, as the case may be, or against or in payment of any or all of the Obligations.

The Borrower and the Co-Borrower are obligated to repay the Obligations as joint and several obligors under the Credit Agreement. To the extent that the Borrower or the Co-Borrower shall, under the Credit Agreement as a joint and several obligor, repay any of the Obligations incurred directly and primarily by any of the other Borrowers (an “Accommodation Payment”), then the Borrower or the Co-Borrower, as the case may be, making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of the Borrower and each Co-Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against the Borrower or such Co-Borrower, as the case may be, under the Credit Agreement without (i) rendering the Borrower or such Co-Borrower, as the case may be, “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving the Borrower or such Co-Borrower, as the case may be, with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving the Borrower or such Co-Borrower, as the case may be, unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement described above shall be subordinate in right of payment to the prior payment in full of the Obligations.

The Borrower hereby represents and warrants to the Administrative Agent and each Lender that, before and after giving effect to this Designation Letter, (i) the representations and warranties set forth in Article 4 of the Credit Agreement are true and correct on the date hereof as if made on and as of the date hereof and (ii) no Default or Event of Default has occurred and is continuing. The Co-Borrower represents and warrants that each of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.8, 4.9 and 4.10 of the Credit Agreement are true as if each reference therein to the Borrower were a reference to the Co-Borrower and as if each reference therein to the Loan Documents were a reference to this Designation Letter executed by the Co-Borrower in connection herewith.

For purposes of Section 9.1 of the Credit Agreement, notices and other communications to the Co-Borrower shall be mailed by certified or registered mail or sent by telecopy, at [insert address], Attention [insert contact] (Facsimile No. [insert fax number]).*

The Co-Borrower hereby agrees that this Designation Letter, the Credit Agreement and the Loan Documents shall be governed by, and construed in accordance with, the law of the State of New York. The Co-Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Designation Letter, the Credit Agreement or the transactions contemplated thereby. The Co-Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Co-Borrower further agrees that service of process in any such action or proceeding brought in New York may be made upon it by service upon the Borrower at the “Address for Notices” specified in the Credit Agreement.

*	Applicable contact information to be inserted by the Co-Borrower.

[The Co-Borrower hereby irrevocably designates and appoints CT Corporation System, having an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in paragraph (b) hereof in any Federal or New York State court sitting in New York City. The Co-Borrower represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent. If such agent shall cease so to act, the Co-Borrower covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.]1

THE CO-BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DESIGNATION LETTER, THE CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

[Remainder of page intentionally left blank; signature pages follow]

MEADWESTVACO CORPORATION

By
Name:
Title[2]:

[NAME OF CO-BORROWER]

By
Name:
Title:

[1]	Include this paragraph if Co-Borrower is organized under the laws of a jurisdiction other than a state of the United States or a political subdivision thereof.
[2]	Signature of Chief Financial Officer required if Co-Borrower is organized under the laws of a jurisdiction other than a state of the United States or a political subdivision thereof.

ACCEPTED:

CITIBANK, N.A,
as Administrative Agent

By
Name:
Title:

EXHIBIT G

FORM OF TERMINATION LETTER

                                                                      ,

To Citibank, N.A.,

as Administrative Agent

Attention:

Ladies and Gentlemen:

We make reference to the Credit Agreement dated as of October [        ], 2009 (said agreement, as further amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”), by and among MeadWestvaco Corporation and the other entities party thereto from time to time, as Borrowers, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and UBS Loan Finance LLC, as Documentation Agents. Terms defined in the Credit Agreement are used herein as defined therein.

The Borrower hereby terminates the status as a Co-Borrower of [                        ], in accordance with Section 2.17(b) of the Credit Agreement, effective as of the date of receipt of this notice by the Administrative Agent. The undersigned hereby represents and warrants that all principal and interest on any Loan of the above-referenced Co-Borrower and all other amounts payable by such Co-Borrower pursuant to the Credit Agreement have been paid in full on or prior to the date hereof, and that no Letter of Credit issued for the account of such Co-Borrower remains outstanding. Notwithstanding the foregoing, this Termination Letter shall not affect any obligation which by the terms of the Credit Agreement survives termination thereof.

MEADWESTVACO CORPORATION

By
Name:
Title: